Exhibit (a)(1)(i)

U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares and
All Ordinary Shares, Warrants and ORNANEs held by U.S. Holders of

BUSINESS OBJECTS S.A.
at
U.S. $ Equivalent of €42.00 Net Per American Depositary Share
(each American Depositary Share representing one Ordinary Share),

€42.00 Net Per Ordinary Share,
€12.01 Net Per 2007 Warrant,
€19.69 Net Per 2006 Warrant,
€18.87 Net Per 2005 Warrant,
€24.96 Net Per 2004 Warrant,
€22.55 Net Per 2003 Warrant
and
€50.65 Net Per ORNANE
by
SAP FRANCE S.A.
a wholly owned subsidiary of

SAP AG

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
NEW YORK CITY TIME, ON JANUARY 15, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

SAP FRANCE S.A. (SAP FRANCE), A WHOLLY OWNED SUBSIDIARY OF SAP AG, IS SEEKING TO ACQUIRE FOR CASH ALL OUTSTANDING ORDINARY SHARES, NOMINAL VALUE €0.10, OF BUSINESS OBJECTS S.A. (BUSINESS OBJECTS), INCLUDING SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES (ADSs), AS WELL AS THE OUTSTANDING WARRANTS AND CONVERTIBLE BONDS (ORNANEs) ISSUED BY BUSINESS OBJECTS, THROUGH CONCURRENT OFFERS IN THE UNITED STATES (THE U.S. OFFER OR THIS OFFER) AND IN FRANCE (THE FRENCH OFFER). IN THIS U.S. OFFER, SAP FRANCE IS SEEKING TO ACQUIRE ALL OUTSTANDING ORDINARY SHARES, WARRANTS AND ORNANEs HELD BY U.S. HOLDERS (WITHIN THE MEANING OF RULE 14d-1(d) UNDER THE SECURITIES EXCHANGE ACT OF 1934), AS WELL AS ALL OUTSTANDING ADSs HELD BY HOLDERS WHEREVER LOCATED. NON-U.S. HOLDERS OF ORDINARY SHARES, WARRANTS AND ORNANES WHO ARE PERMITTED TO PARTICIPATE IN THE FRENCH OFFER PURSUANT TO THE LOCAL LAWS AND REGULATIONS APPLICABLE TO THOSE HOLDERS, MAY TENDER THEIR SECURITIES ONLY INTO THE FRENCH OFFER. U.S. HOLDERS OF ORDINARY SHARES, WARRANTS AND ORNANES MAY TENDER THEIR SECURITIES ONLY INTO THIS OFFER. ALL ADSs, WHEREVER THE HOLDER IS LOCATED, MAY BE TENDERED ONLY INTO THIS OFFER. IN THE EVENT THAT THE PRICE TO BE PAID IN THE FRENCH OFFER FOR ANY BUSINESS OBJECTS SECURITY IS INCREASED, SAP FRANCE WILL MAKE A CORRESPONDING INCREASE TO THE PRICES PAID IN THIS OFFER.

THE BOARD OF DIRECTORS OF BUSINESS OBJECTS HAS UNANIMOUSLY APPROVED THE OFFERS REFERRED TO HEREIN AND DETERMINED THAT THE FINANCIAL TERMS OF THE U.S. OFFER AND THE FRENCH OFFER ARE FAIR TO HOLDERS OF BUSINESS OBJECTS SECURITIES AND FURTHER CONCLUDED THAT THIS OFFER AND THE FRENCH OFFER ARE IN THE INTEREST OF HOLDERS OF BUSINESS OBJECTS SECURITIES INSOFAR AS THEY REPRESENT AN OPPORTUNITY TO BENEFIT FROM IMMEDIATE LIQUIDITY UNDER FAIR CONDITIONS. THE BOARD OF DIRECTORS ALSO DETERMINED THAT THIS OFFER AND THE FRENCH OFFER ARE IN THE INTEREST OF BUSINESS OBJECTS AND ITS EMPLOYEES. THE BOARD OF DIRECTORS OF BUSINESS OBJECTS RECOMMENDS THAT HOLDERS OF BUSINESS OBJECTS SECURITIES ACCEPT THIS OFFER AND THE FRENCH OFFER, AS APPLICABLE, AND TENDER THEIR SECURITIES.

THIS OFFER IS CONDITIONED ON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THIS OFFER AND THE FRENCH OFFER, ON A COMBINED BASIS, SECURITIES REPRESENTING AT LEAST 50.01% OF THE TOTAL VOTING RIGHTS IN BUSINESS OBJECTS, CALCULATED ON A FULLY DILUTED BASIS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS U.S. OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, the Forms of Acceptance and other related materials may be obtained from the Information Agent or the Dealer Manager.

The Dealer Manager for the U.S. Offer is:

December 4, 2007

		Page

Summary Term Sheet		i
Introduction		1
The Tender Offer		5
1.	Terms of the U.S. Offer	5
2.	Acceptance for Payment and Payment	6
3.	Procedures for Accepting the U.S. Offer and Tendering Securities	7
4.	Withdrawal Rights	12
5.	Information Concerning Business Objects	13
6.	French and United States Federal Income Tax Considerations	15
7.	Price Range of Shares, ADSs and ORNANEs	17
8.	Information Concerning SAP AG and SAP France	17
9.	Source and Amount of Funds	18
10.	Contacts and Transactions with Business Objects; Background of the Offers	19
11.	Purpose of the Offers; Plans for Business Objects; Effects of the Offers; Tender Offer Agreement; Amendment No. 1 to Tender Offer Agreement; Confidentiality Agreement; Information Agent Agreement	21
12.	Dividends and Distributions	31
13.	Conditions to the Offers; Withdrawal of the Offers	31
14.	Legal Matters	33
15.	Fees and Expenses	33
16.	Miscellaneous	34
Schedule I		35

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance. The information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance. We urge you to read carefully this entire U.S. Offer to Purchase and the related ADS Letter of Transmittal and the Forms of Acceptance before making any decision regarding whether to tender your Business Objects securities. All capitalized terms not defined in this summary term sheet shall have the meaning given to them in the main body of this U.S. Offer to Purchase.

We, SAP France S.A., a société anonyme organized under the laws of the Republic of France (“SAP France,” and sometimes referred to herein as “we” or “us”), are proposing to acquire for cash all ordinary shares, American depositary shares (“ADSs”), warrants and convertible bonds, due January 1, 2027 (“ORNANEs”), issued by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”), in two separate, but concurrent and related tender offers in the United States (the “U.S. Offer” or “this offer”) and France (the “French offer”). In this offer, we are seeking to acquire all ordinary shares, warrants and ORNANEs of Business Objects held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) and all outstanding ADSs wherever the holder is located. In the French offer, we are seeking to acquire all ordinary shares, warrants and ORNANEs of Business Objects held by (a) holders who are located in France and (b) holders who are located outside of France and the United States, if, pursuant to the local laws and regulations applicable to those holders, they are permitted to participate in the French offer.

Business Objects ordinary shares and ORNANEs are listed and traded on Eurolist by Euronext Paris (“Euronext”) in France, and Business Objects ADSs are listed on the NASDAQ Global Select Market in the United States and, as a result, Business Objects is subject to the securities laws, rules and regulations of France and the United States. Some of the information contained in this U.S. Offer to Purchase is included because it is required to be included in the similar document being used for the French offer and we wanted to make that information available to you as well. Some of that information has been prepared in accordance with French format and style, which differs from U.S. format and style for documents of this type, and is presented in this U.S. Offer to Purchase as a direct translation of the comparable section of the French offer document.

The board of directors of Business Objects (“Business Objects Board”) has unanimously approved this offer and the French offer and determined that the financial terms of the offers are fair to holders of Business Objects securities, and further concluded that the offers are in the interest of holders of Business Objects securities insofar as they represent an opportunity to benefit from immediate liquidity under fair conditions. The Business Objects Board also determined that the offers are in the interest of Business Objects and its employees. The Business Objects Board has recommended that holders of Business Objects securities accept this offer or the French offer, as appropriate, and tender their securities.

This offer and the French offer are conditioned on there being validly tendered and not withdrawn prior to the expiration of the offers, on a combined basis, securities representing at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis. See Section 13 of this U.S. Offer to Purchase.

The following are some of the questions you, as a holder of Business Objects securities, may have and answers to these questions.

Who is offering to purchase my Business Objects securities?

We, SAP France, are offering to purchase your Business Objects securities. We are a wholly owned subsidiary of SAP AG, an Aktiengesellschaft (stock corporation) organized under the laws of the Federal Republic of Germany. SAP AG is one of the world’s leading providers of business software solutions, its shares are traded on the Frankfurt Stock Exchange and its American depositary shares are traded on the New York Stock Exchange under the ticker symbol “SAP.” Information regarding SAP AG is available on the U.S. Securities and Exchange Commission (the “SEC”)’s website at www.sec.gov. See Section 8 of this U.S. Offer to Purchase.

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What securities is SAP France seeking to purchase, and at what price?

In this offer, we are offering to purchase all ordinary shares, warrants and ORNANEs of Business Objects held by U.S. holders and all outstanding Business Objects ADSs held by any holder, wherever resident. Business Objects’ outstanding ordinary shares, warrants and ORNANEs that are held by non-U.S. holders who are permitted to participate in the French offer pursuant to the local laws and regulations applicable to those holders are the subject of the French offer.

How much are you offering to pay?

We are offering to pay the following amounts for Business Objects securities:

•	the U.S. dollar equivalent of €42.00 net per ADS (as determined using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET, 8:15 a.m. EST, on the business day following the expiration of this offer or the business day following each tender of ADSs during a subsequent offering period of this offer, as the case may be);

•	€42.00 net per ordinary share;

•	€12.01 net per 2007 warrant;

•	€19.69 net per 2006 warrant;

•	€18.87 net per 2005 warrant;

•	€24.96 net per 2004 warrant;

•	€22.55 net per 2003 warrant; and

•	€50.65 net per ORNANE, excluding the January 1, 2008 coupon.

In each case, the consideration will be paid in cash, without interest, less any relevant withholding taxes. See the Introduction to this U.S. Offer to Purchase.

Who can participate in this offer?

Holders of Business Objects ordinary shares, warrants and ORNANEs who are resident in the United States, and holders of Business Objects ADSs, wherever resident, may tender their securities only in this offer. Holders of Business Objects ordinary shares, warrants and ORNANEs who are not resident in the United States do not have the right to tender in this offer and can only participate in the French offer. See the Introduction to this U.S. Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your securities and you tender securities in this offer, you will not have to pay any brokerage fees or similar expenses. If you own your securities through a broker, bank or other custodian, and that institution tenders your securities on your behalf, your broker, bank or other custodian may charge you a fee for doing so. You should consult your broker, bank or other custodian to determine whether any charges will apply. See the Introduction and Section 1 of this U.S. Offer to Purchase.

What are the conditions to the offers?

The offers are subject to there validly being tendered and not withdrawn prior to the expiration of the offers, on a combined basis, securities representing at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis, which is referred to as the “minimum tender condition” in this U.S. Offer to Purchase. The tender offer agreement between SAP AG and Business Objects, as amended, contains other conditions but they have already been satisfied. See Section 13 of this U.S. Offer to Purchase.

Does SAP France have the financial resources to pay for the securities?

Yes. Our parent company, SAP AG, will assure that we have the financial resources to fund the offers with available cash and borrowed funds. This offer is not conditioned upon any financing arrangements. Pursuant to the regulations applicable to the French offer, we are required to provide a bank guarantee of our ability to pay for all Business Objects securities tendered in the French offer. Deutsche Bank AG, Paris Branch, has agreed to act in this capacity for us in connection with the French offer. There is no bank guarantee applicable to the U.S. offer. See the Introduction and Section 9 of this U.S. Offer to Purchase for more information about how we will finance the offers.

Is SAP AG’s or SAP France’s financial condition relevant to my decision whether or not to tender into this offer?

We do not believe that SAP AG’s or our financial condition is relevant to your decision to accept this offer and tender your Business Objects securities because the offer is being made for all outstanding Business Objects ordinary shares, ADSs, warrants and ORNANEs, solely for cash and is not subject to any financing condition.

Why is SAP France making the offers?

We are making the offers in order to bring together two of the leaders of the information technology industry. We believe this combination will result in an unmatched software offering for business users, enabling timely and accurate decision-making. A key component of SAP AG’s growth strategy is to significantly increase its revenues from new products, including addressing the growing demands of business users, which it views as the industry’s next high-growth opportunity. We expect that SAP AG’s acquisition of Business Objects will accelerate SAP AG’s growth in the business user segment, while complementing its successful organic growth strategy, and will be consistent with SAP AG’s stated strategy to double its addressable market by 2010. See Section 11 of this U.S. Offer to Purchase.

What does the Business Objects Board think of the offers?

We are making the offers pursuant to a tender offer agreement between SAP AG and Business Objects. The Business Objects Board approved the tender offer agreement and unanimously approved this offer and the French offer. The Business Objects Board has determined that the financial terms of this offer and the French offer are fair to holders of Business Objects securities, and further concluded that this offer and the French offer are in the interest of holders of Business Objects securities insofar as they represent an opportunity to benefit from immediate liquidity under fair conditions. The Business Objects Board also determined that this offer and the French offer are in the interest of Business Objects and its employees. The Business Objects Board recommends that holders of Business Objects securities accept this offer and the French offer and tender their Business Objects securities in the offers. See the Introduction to this U.S. Offer to Purchase.

How long do I have to tender into this offer?

You will have until 9:00 a.m., New York City time, on January 15, 2008, or until the expiration date of any extension of this offer, to tender your securities in this offer. In addition, if we provide a subsequent offering period as described below, you will have an additional opportunity to tender your Business Objects securities. Please be aware that if your securities are held by a broker, bank or other custodian, they will require advance notification before the expiration date in order for your documentation to be received on time. In addition, no notices of guaranteed delivery will be accepted so you will need to give instructions to your broker, bank or other custodian further in advance than might otherwise be the case.

Can this offer be extended?

Yes. The expiration date and any extensions of the French offer are, under French law, determined by the French stock market authority, the Autorité des marchés financiers (the “AMF”). The AMF has the sole authority over whether to extend the period of the French offer. We will not unilaterally extend the offer period, except to extend the expiration date of this offer in order to coordinate the expiration dates of this offer and the French offer such that this offer would continue to expire three French trading days after the expiration of the French offer. The AMF may extend the French offer on one or more occasions. See Section 1 of this U.S. Offer to Purchase.

How will I be notified if this offer is extended?

If we extend this offer, we will inform The Bank of New York, the receiving agent for this offer, of the extension and will make a public announcement, not later than 9:00 a.m. New York City time, on the business day after the day on which this offer was scheduled to expire. See Section 1 of this U.S. Offer to Purchase.

When will I know if the offers were successful?

The French offer will close three French trading days prior to the expiration of this offer. The results of the offers are expected to be announced by the AMF shortly after the closing of this offer.

When and how will I be paid for my tendered Business Objects securities?

Assuming satisfaction of the minimum tender condition, we will pay for all validly tendered and not withdrawn shares promptly after the date of expiration of this offer.

We will pay for your validly tendered and not withdrawn securities by depositing the purchase price with The Bank of New York, which will act as agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by The Bank of New York of all requisite documentation. See Section 3 of this U.S. Offer to Purchase.

Will the composition of the board of directors of Business Objects change if the offers are completed?

Yes. If the offers are completed, certain existing members of the board of directors of Business Objects will resign and be replaced by up to nine persons appointed by us. A description of the proposed nominees is included in the Information Statement provided to you by Business Objects concurrently with this U.S. Offer to Purchase.

Will SAP France provide for a subsequent offering period if SAP France does not acquire all Business Objects securities in the offers?

If, as a result of this offer and the French offer, we acquire between 50.01% and 95% of Business Objects’ total share capital and voting rights, in accordance with AMF regulations, the AMF will automatically reopen the French offer for at least ten French Trading Days. If a subsequent offering period is opened for the French offer, we will provide a subsequent offering period of the same duration for this offer. In the event of a subsequent offering period, we will offer the same consideration that was offered during the initial period. Business Objects securities properly tendered during the subsequent offering period will not be permitted to be withdrawn and will be accepted without any minimum condition.

What is the difference between an extension of this offer and a subsequent offering period?

If this offer is extended, no securities will be accepted or paid for until the extension expires, and you will be able to withdraw your securities until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Business Objects securities that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. Business Objects securities that are properly tendered during a subsequent offering period will be immediately accepted and promptly paid for.

Will the offers be followed by a squeeze-out or will Business Objects securities cease to be publicly traded if all Business Objects securities are not tendered in the offers?

We intend to request authorization from the AMF, within three months following the closing of the French offer, to implement a squeeze-out of the remaining Business Objects ordinary shares in the event the outstanding Business Objects ordinary shares held by persons other than us and our affiliates represent 5% or less of the capital or voting rights of Business Objects in accordance with French law.

We also intend to request authorization from the AMF, within three months following the closing of the French offer, to implement a squeeze-out of the remaining ORNANEs and warrants in the event the total of the outstanding Business Objects ordinary shares held by persons other than us and our affiliates and Business Objects ordinary shares that may be issued as a result of the conversion or exercise of the ORNANEs and warrants held by persons other than us and our affiliates represent 5% or less of all Business Objects ordinary shares that exist and those that could be issued as a result of the conversion or the exercise of all the outstanding ORNANEs and warrants.

We reserve our right, in the event a squeeze-out is not permissible, to request that Euronext delist the ordinary shares of Business Objects from the Eurolist market. Euronext may accept this request only if the trading of the shares of Business Objects is limited following the offers, so that the delisting would be in the interest of the market, subject to Euronext market rules. In addition, we intend to withdraw the ADSs from trading on the NASDAQ Global Select Market regardless of whether or not the shares of Business Objects are delisted from Euronext. If we conduct a squeeze-out or cause Euronext and/or NASDAQ to delist Business Objects securities, we cannot provide any assurances that there will be an active trading market or that the prices of Business Objects securities on such markets will not fall below the offer prices, perhaps substantially. See the Introduction to this U.S. Offer to Purchase.

We may cause Business Objects, if it is eligible to do so after completion of the offers, to deregister Business Objects ordinary shares and ADSs with the SEC in order to terminate or suspend public filings with the SEC and otherwise cease being required to comply with the SEC’s rules relating to publicly held companies. Even if Business Objects is not eligible to deregister with the SEC, Business Objects will qualify as a foreign private issuer upon completion of the offers, and we intend to cause Business Objects to make public filings required of foreign private issuers rather than continuing to file the forms it currently files. See Section 11 of this U.S. Offer to Purchase.

I hold physical certificates (American depositary receipts or ADRs) evidencing my Business Objects ADSs. How do I accept this offer and tender my ADRs?

If you hold ADRs evidencing Business Objects ADSs and wish to tender your Business Objects ADRs in this offer, you must complete and sign the ADS Letter of Transmittal that was provided with this U.S. Offer to Purchase and deliver it, together with your ADRs and other required documents, to the receiving agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase before the expiration of this offer. The receiving agent must receive all required documents prior to 9:00 a.m., New York City time, on January 15, 2008, unless this offer is extended. Do not send your ADRs to us, SAP AG, the dealer manager or the information agent. Please note that no securities may be tendered via guaranteed delivery. See Section 3 of this U.S. Offer to Purchase.

I hold Business Objects ADSs, Shares or ORNANEs in street name or through a financial intermediary. How do I participate in this offer?

If you hold Business Objects ADSs in street name or through a bank, broker or other nominee, they can only be tendered by your nominee through the Depository Trust Company, commonly known as DTC. Shares and ORNANEs held in street name or through a bank, broker or other nominee can only be tendered by your nominee to the receiving agent’s account at its custodian in France, BNP Paribas. Your bank, broker or other financial intermediary should send you a form to complete and instructions for participating in this offer. If you have not yet received a form from your bank, broker or other financial intermediary, please contact that institution directly. You will need to give your nominee instructions to participate in this offer on your behalf with sufficient time for the nominee to complete the process of tendering your securities before the expiration of this offer. Please note that no securities may be tendered in this offer via guaranteed delivery procedures. See Section 3 of this U.S. Offer to Purchase.

Until what time can I withdraw previously tendered securities?

You have the right to withdraw any Business Objects securities that you have tendered at any time prior to the expiration date of this offer. For a withdrawal to be effective, the receiving agent must receive a written notice of withdrawal prior to the expiration date of this offer. Withdrawn Business Objects securities may be re-tendered prior to the expiration of this offer period by following the appropriate tender procedures.

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Are appraisal rights available in this offer?

Appraisal rights are not available to holders of Business Objects securities in connection with the offers.

What are the French and U.S. federal income tax consequences to tendering security holders?

If you hold Business Objects ordinary shares, ADSs, ORNANEs or warrants as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on a sale of the securities for cash pursuant to this offer, any subsequent offer or squeeze-out transaction, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the securities. You may also be required to recognize ordinary income on any accrued but unpaid interest or foreign currency gain or loss. These transactions may also be taxable transactions under applicable state, local or foreign income or other tax laws. If you are not a resident of France for French tax purposes, you will generally not be subject to French tax in respect of such transaction. You should consult your tax advisor about the particular tax effects the proposed transactions will have for you. See Section 6 of this U.S. Offer to Purchase.

What is the market value of my securities as of a recent date?

On October 5, 2007, the last trading day before SAP AG and Business Objects announced that they had signed the tender offer agreement, the closing price of the Shares reported on Compartment A of Eurolist by Euronext was €35.00 per share and the closing price of the ADSs as reported on the NASDAQ Global Select Market was $50.27 (€35.55) per ADS. The ORNANEs are mainly traded over-the-counter and the liquidity on Eurolist by Euronext is very limited. On October 5, 2007, the implied price of the ORNANEs, calculated using DBConvertibles.com, was €47.39 per ORNANE. On November 30, 2007, the last trading day for which information was available before we commenced this offer, the closing price of the Shares was €41.56 per share and the closing price of the ADSs was $60.78 (€41.41) per ADS. On October 29, 2007, the last day that ORNANEs were traded before we commenced this offer, the closing price of the ORNANEs on Eurolist by Euronext was €50.38 per ORNANE. There is no market for the warrants because they are not transferable except under very limited circumstances.

You should obtain a recent quotation for Business Objects securities before deciding whether to tender your securities. See Section 7 of this U.S. Offer to Purchase.

What is the termination fee and under what circumstances would Business Objects have to pay it?

The tender offer agreement between SAP AG and Business Objects provides for a payment of a fee equal to €86 million by Business Objects to SAP AG should the offers fail because (x) a competing bid is made for Business Objects and thereafter (i) the Business Objects Board modifies its recommendation, withdraws its recommendation, recommends a competing bid or enters into an agreement in relation to a competing bid, (ii) the French offer is not cleared by the AMF, (iii) the French Ministry of the Economy refuses to approve the French offer before June 30, 2008 or (iv) we withdraw the offers because of a competing bid (except if the Business Objects Board reiterates its recommendation of the offers and recommends that Business Objects’ shareholders not tender their shares in the competing bid), and in each such case within 18 months after such event Business Objects enters into an agreement to be acquired, or is acquired, by a third party at a value higher than the offer value, or (y) we are permitted to withdraw the offers due to actions taken by Business Objects that modify Business Objects’ substance.

In addition, in the event that (i) the Business Objects Board modifies its recommendation, withdraws its recommendation, recommends a competing bid or enters into an agreement in relation to a competing bid, (ii) we withdraw the offers pursuant to the tender offer agreement or (iii) the offers do not close because the minimum tender condition described in Section 13 of this U.S. Offer to Purchase is not met, Business Objects shall reimburse SAP AG for all of its fees and expenses incurred in connection with the tender offer agreement and the offers (including up to €5 million in commitment and upfront financing fees and expenses but not including any financial advisory fees). See Section 12 of this U.S. Offer to Purchase.

Whom can I call with questions?

Georgeson Inc. is acting as the information agent and Deutsche Bank Securities Inc. is acting as the dealer manager for this offer, and each can be reached as described on the back cover of this U.S. Offer to Purchase.

To All Holders of ADSs and All U.S. Holders of Shares, Warrants or ORNANEs of Business Objects:

INTRODUCTION

We, SAP France S.A., a société anonyme organized under the laws of the Republic of France (“SAP France,” and sometimes referred to herein as “we” or “us”), a wholly owned subsidiary of SAP AG, an Aktiengesellschaft (stock corporation) organized under the laws of the Federal Republic of Germany, are seeking to acquire, through concurrent tender offers in the United States and France, the following classes of securities of Business Objects S.A., a société anonyme organized under the laws of the Republic of France (“Business Objects”):

•	any and all outstanding ordinary shares, nominal value €0.10 (the “Shares”), and Shares that may be issued upon the exercise of stock options or other existing securities in equity incentive plans granted to employees or Warrants (as such term is defined below) or upon conversion of ORNANEs (as such term is defined below) granted or issued by Business Objects, i.e., to our knowledge, a maximum of 111,289,274 Shares;

•	any and all American depositary shares, each representing one Share (“ADSs”);

•	any and all of the outstanding warrants to acquire Shares issued on June 5, 2007 (“2007 Warrants”), on July 20, 2006 (“2006 Warrants”), on July 21, 2005 (“2005 Warrants”), on June 15, 2004 (“2004 Warrants”) and on July 22, 2003 (“2003 Warrants” and collectively with the 2007 Warrants, 2006 Warrants, 2005 Warrants and 2004 Warrants, “Warrants”), i.e., to our knowledge, a maximum of 585,000 Warrants; and

•	any and all of the outstanding bonds convertible or exchangeable into new or existing Shares, due January 1, 2027 (“ORNANEs”), i.e., to our knowledge, a maximum of 10,676,156 ORNANEs.

For the purpose of this U.S. Offer to Purchase, the Shares, ADSs, Warrants and ORNANEs are sometimes collectively referred to as “Securities.”

The Shares and ORNANES are listed and traded on Eurolist by Euronext Paris (“Euronext”) in France, and the ADSs are listed on the NASDAQ Global Select Market in the United States and, as a result, Business Objects is subject to the securities laws, rules and regulations of France and the United States. As a result, we are offering to purchase all Shares, ADSs, Warrants and ORNANEs in two separate, but concurrent and related, offers in the United States and France. The offer we are making in France is sometimes referred to as the “French Offer.” Each offer provides equivalent consideration for Securities tendered, and each offer is on substantially the same terms except that the U.S. Offer (as defined below) will expire three French Trading Days (as defined below) after the expiration of the French Offer. The U.S. Offer and the French Offer are referred to collectively as the “Offers.” The purpose of the Offers is for us to acquire all outstanding Securities.

In the U.S. Offer, we are seeking to acquire all outstanding Shares, Warrants and ORNANEs held by U.S. holders (within the meaning of Rule 14d-1(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and all outstanding ADSs, wherever held. In the French Offer, we are seeking to acquire all outstanding Shares, ORNANEs and Warrants owned by non-U.S. holders who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to those holders. U.S. holders of Shares, Warrants and ORNANEs and all holders of ADSs, wherever resident, must tender their securities into the U.S. Offer. Non-U.S. holders of Shares, Warrants and ORNANEs who are permitted to participate in the French Offer pursuant to the local laws and regulations applicable to such holders must tender their securities into the French Offer. In the event that the price per Share, Warrant or ORNANE to be paid in the French Offer is increased, we will make a corresponding increase to the price paid for Shares, ADSs, Warrants and ORNANEs in the U.S. Offer.

We hereby offer to purchase all outstanding ADSs, and all outstanding Shares, Warrants and ORNANEs held by U.S. holders, for cash, without interest, less any relevant withholding taxes, as follows:

•	€42.00 net per Share;

•	an amount in U.S. dollars equal to €42.00 (as determined using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET, 8:15 a.m. EST, on the business day following the expiration of the U.S. Offer or the business day following each tender of ADSs during a subsequent offering period of the U.S. Offer, as the case may be) net per ADS;

•	€12.01 net per 2007 Warrant;

•	€19.69 net per 2006 Warrant;

•	€18.87 net per 2005 Warrant;

•	€24.96 net per 2004 Warrant;

•	€22.55 net per 2003 Warrant; and

•	€50.65 net per ORNANE, excluding the January 1, 2008 coupon,

upon the terms and subject to the conditions set forth in this U.S. Offer to Purchase and in the related Forms of Acceptance and ADS Letter of Transmittal (which, together with this U.S. Offer to Purchase, each as amended or supplemented, constitute the “U.S. Offer”).

Tendering Security holders whose Securities are registered in their own name who tender directly to the receiving agent will not be obligated to pay brokerage fees or commissions or, except as set forth in the Instructions to the ADS Letter of Transmittal or Forms of Acceptance, as the case may be, transfer taxes on the purchase of Securities by us pursuant to the U.S. Offer. Security holders who hold their Securities through a broker, bank or other custodian should check with that institution as to whether it will charge any service fees. However, any tendering Security holder or other payee who fails to complete and sign the Substitute Form W-9 included in the ADS Letter of Transmittal or applicable Form of Acceptance may be subject to a required backup U.S. Federal income tax withholding of 28% of the gross proceeds payable to such Security holder or other payee pursuant to the U.S. Offer.

We will pay all fees and expenses of Deutsche Bank Securities Inc., which is acting as the dealer manager (the “Dealer Manager”), The Bank of New York, which is acting as the receiving agent (the “Receiving Agent”) and Georgeson Inc., which is acting as the information agent (the “Information Agent”), incurred in connection with the U.S. Offer. See Section 15 of this U.S. Offer to Purchase.

The U.S. Offer and the French Offer commenced on December 4, 2007. The French Offer is currently scheduled to expire on January 10, 2008, and the U.S. Offer is currently scheduled to expire on January 15, 2008. We expect the Autorité des marchés financiers (the “AMF”) to publish the definitive results (avis de résultat definitif) of the Offers shortly after the U.S. Offer closes.

SAP AG and Business Objects entered into a Tender Offer Agreement dated October 7, 2007, which set forth the terms of the Offers (the “Tender Offer Agreement”). On December 3, 2007, we, SAP AG and Business Objects entered into Amendment No. 1 to the Tender Offer Agreement. See Section 11 of this U.S. Offer to Purchase.

The board of directors of Business Objects (the “Business Objects Board”) has unanimously approved the Offers and determined that the financial terms of the Offers are fair to holders of Securities, and further concluded that the Offers are in the interest of holders of Securities insofar as they represent an opportunity to benefit from immediate liquidity under fair conditions. The Business Objects Board also determined that the Offers are in Business Objects’ and its employees’ interest. The Business Objects Board has recommended that holders of Securities accept the U.S. Offer or the French Offer, as appropriate, and tender their Securities. The factors considered by the Business Objects Board in arriving at its decision to approve the Offers and to recommend that holders of Securities accept the U.S. Offer or the French Offer, as appropriate, and tender their Securities are described in Business Objects’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to holders of Securities concurrently herewith.

The Business Objects Board has advised us that it received the opinion of Goldman, Sachs & Co., Inc. (“Goldman Sachs”), its financial advisor, to the effect that, as of October 7, 2007, and based upon and subject to the factors and assumptions set forth therein, the €42.00 per Share in cash to be received by holders of Shares and the equivalent of €42.00 in U.S. dollars for ADSs (based on the current spot exchange rate as determined by the depositary on the settlement/delivery date of the Offers) in the Offers was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated October 7, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is set forth in the Schedule 14D-9 and Annex II thereto. Goldman Sachs provided its opinion for the information and assistance of the Business Objects Board in connection with its consideration of the transaction contemplated by the Tender Offer Agreement. The Goldman Sachs opinion is not a recommendation as to whether or not any holder of the Shares or ADSs should tender their Shares in connection with the Offers. You should read the analysis of Goldman Sachs and its opinion in the Schedule 14D-9 carefully and in its entirety.

Business Objects appointed Houlihan Lokey Howard & Zukin (Europe) Limited (“Houlihan Lokey”) to act as Business Objects’ independent expert. Houlihan Lokey set forth in its independent valuation report, dated October 21, 2007 (including the November 21, 2007, addendum thereto), in connection with the Offers and, if applicable, the squeeze-out that may be initiated pursuant to article 237-14 et seq. of the General Regulations of the AMF, that based upon and subject to the factors and assumptions set forth therein, as of October 21, 2007, (i) the consideration to be received by the holders of Shares and ADSs is fair to such holders, respectively, (ii) the warrant consideration, in the aggregate, to be received by the holders of Warrants is fair to such holders, and (iii) the consideration for the ORNANEs to be received by the holders of ORNANEs is fair to such ORNANE holders, each from a financial point of view. Houlihan Lokey’s opinion is set forth in full as Annex III to the Schedule 14D-9.

Pursuant to the Tender Offer Agreement, consummation of the Offers is conditioned on there being validly tendered and not withdrawn prior to the expiration of the Offers, on a combined basis, Securities representing at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis (the “Minimum Tender Condition”) and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the clearance of the transaction by the European Commission under article 6(1)(b) of the EC merger regulation (together, the “Antitrust Condition”). The Antitrust Condition has already been satisfied. For purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

•	for the numerator, the sum of all the Shares validly tendered in the Offers by the Offers’ respective expiration dates and the underlying Shares resulting from the conversion of the ORNANEs (on the basis of a settlement amount of €50.65 per ORNANE and a price of €42.00 per Share) and the exercise of the Warrants (including, in each case, Shares represented by ADSs) validly tendered in the Offers by the respective Offers’ expiration dates, and treasury shares held by Business Objects or by its subsidiaries that are not held for remittance in connection with the exercise of stock options or other employee incentive plans;

•	for the denominator, all the Shares, on a fully-diluted basis as at the expiration date of the U.S. Offer, including Shares represented by ADSs and Shares that may be issued as a result of the conversion of all the ORNANEs (i.e., 2,160,056 shares on the basis of a settlement amount of €50.65 per ORNANE and a price of €42.00 per Share) and exercise of all the Warrants, stock options or other employee incentive plans (to our knowledge, a maximum of 111,289,274 Shares as at September 30, 2007).

We reserve the right to waive the Minimum Tender Condition, or, upon the AMF’s prior acceptance, to reduce the Minimum Tender Condition, by filing an improved offer at least five French Trading Days before the close of the French Offer, in accordance with the provisions of article 232-7 of the AMF General Regulations. A “French Trading Day” is any day on which Euronext is open for trading.

The Offers are not conditioned on obtaining financing. See Section 9 of this U.S. Offer to Purchase.

The Offers are being made pursuant to the Tender Offer Agreement. See Section 11 of this U.S. Offer to Purchase.

We are seeking to acquire all outstanding Securities and intend to request authorization from the AMF, within three months following the closing of the French Offer, to implement a squeeze-out of the remaining Shares in the event the outstanding Shares then held by persons other than us and our affiliates do not represent more than 5% of the capital or voting rights of Business Objects in accordance with articles 237-17 et seq. of the AMF General Regulations.

We also intend to request authorization from the AMF, within three months following the closing of the French Offer, to implement a squeeze-out of the remaining ORNANEs and Warrants in the event the total of the outstanding Shares held by persons other than us and our affiliates and Shares that may be issued as a result of the conversion or exercise of the ORNANEs and Warrants held by persons other than us and our affiliates do not represent more than

5% of all Shares that exist and those that could be issued as a result of the conversion or the exercise of all the outstanding ORNANEs and Warrants.

We reserve our right, in the event a squeeze-out is not permissible, to request that Euronext delist the Shares from the Eurolist market. Euronext may accept this request only if the trading of the Shares is limited following the Offers, so that the delisting would be in the interest of the market, subject to Euronext market rules. In addition, we intend to withdraw the ADSs from trading on the NASDAQ Global Select Market regardless of whether or not the Shares are delisted from Euronext.

Business Objects has informed us that, as of September 30, 2007, there were 97,504,882 Shares (including Shares represented by ADSs) issued, Warrants outstanding that are convertible into 585,000 Shares, stock options outstanding that are convertible into 10,289,336 Shares and 10,676,156 ORNANEs issued and outstanding that can be converted into 2,160,056 Shares. There were an additional 250,000 Shares that could be issued in conjunction with the 2004 International Employee Stock Purchase Plan (“ESPP”) for the period ending November 1, 2007 and up to 500,000 Shares that could be issued to the Sub-Plan Trust by the board of directors in connection with the periodic issuance of Business Objects Restricted Stock Units granted under the 2001 Subsidiary Stock Incentive Sub-Plan (the “RSUs”) to employees. Based on the foregoing, and assuming no additional Shares or ORNANEs have been issued, we believe that the Minimum Tender Condition would be satisfied if at least approximately 55,655,766 Shares (including Shares represented by ADSs, ORNANEs and Warrants) are validly tendered in the Offers, together, prior to the Expiration Date (as defined in Section 1 of this U.S. Offer to Purchase) and not properly withdrawn.

Neither we nor SAP AG own any Securities.

We and SAP AG have requested from the U.S. Securities and Exchange Commission (the “SEC”) certain exemptions from the otherwise applicable rules under the Exchange Act to allow the U.S. Offer to proceed in the manner described in this U.S. Offer to Purchase. In particular, we and SAP AG have requested that the SEC staff state that it would not recommend enforcement action if we do not comply with the following rules and/or grant us exemptive relief therefrom:

•	Rule 14d-10(a)(1) (to permit the dual-offer structure); and

•	Rule 14e-5 (to permit purchases of Securities pursuant to the French Offer).

Certain French and U.S. Federal income tax consequences of the sale of Shares, ADSs, ORNANEs or Warrants are described in Section 6 of this U.S. Offer to Purchase.

This U.S. Offer to Purchase and the related ADS Letter of Transmittal and Forms of Acceptance contain important information and should be read carefully before any decision is made with respect to the U.S. Offer.

The U.S. Offer is being made only to holders of ADSs, wherever located, and to U.S. holders of Shares, ORNANEs and Warrants. The French Offer is not being made, directly or indirectly, in or into, and it may not be accepted in or from, the United States. Copies of the offer documentation being used in the French Offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States. The distribution of this U.S. Offer to Purchase and the making of the U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this U.S. Offer to Purchase should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. Neither we nor SAP AG assume any responsibility for any violation by any person of any restriction.

THE TENDER OFFER

1.  Terms of the U.S. Offer

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay in cash, without interest, less any relevant withholding taxes, the following:

•	€42.00 net per Share;

•	an amount in U.S. dollars equal to €42.00 (as determined using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET, 8:15 a.m. EST, on the business day following the expiration of the U.S. Offer or the business day following each tender of ADSs during a subsequent offering period of the U.S. Offer, as the case may be) net per ADS;

•	€12.01 net per 2007 Warrant;

•	€19.69 net per 2006 Warrant;

•	€18.87 net per 2005 Warrant;

•	€24.96 net per 2004 Warrant;

•	€22.55 net per 2003 Warrant; and

•	€50.65 net per ORNANE, excluding the January 1, 2008 coupon,

that are validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 of this U.S. Offer to Purchase. The term “Expiration Date” means 9:00 a.m., New York City time, on January 15, 2008, unless and until the time period for which the U.S. Offer is open is extended, in which event the term “Expiration Date” means the time and date at which the U.S. Offer, as so extended, will expire.

The cash consideration paid to tendering holders of Shares, Warrants and ORNANEs pursuant to the U.S. Offer will be paid in euros. The cash consideration paid to tendering holders of ADSs pursuant to the U.S. Offer will be paid in U.S. dollars after being converted from euros using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET, 8:15 a.m. EST, on the business day following the expiration of the U.S. Offer or the business day following each tender of ADSs during a subsequent offering period of the U.S. Offer, as the case may be.

The Offers are conditioned upon the satisfaction of the Minimum Tender Condition.

We may (but are not obligated to) waive or, upon the AMF’s prior acceptance, reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days prior to the expiration date of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. Unless we waive the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers will not be completed. See Section 13 of this U.S. Offer to Purchase.

In the event the Offers lapse as a result of the failure to satisfy the Minimum Tender Condition, the Securities that have been tendered in the Offers will be returned to the tendering holders without interest or any other payment being due.

If we extend the U.S. Offer or if we are delayed in our acceptance for payment of or payment for the Securities or are unable to pay for the Securities pursuant to the U.S. Offer for any reason, then, subject to the applicable rules of the SEC and without prejudice to our rights under the Offers, the Receiving Agent may retain tendered Securities, and such Securities may not be withdrawn except to the extent tendering Security holders are entitled to withdrawal rights as described in Section 4 of this U.S. Offer to Purchase.

Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Securities in a manner reasonably designed to inform such holders of such change), we currently intend to make announcements regarding the U.S. Offer by issuing a press release to the Dow Jones News Service.

If we make a material change in the terms of the Offers or waive a material condition to the Offers, we will disseminate additional tender offer materials. If the AMF extends the French Offer, we will extend the U.S. Offer so that it would continue to expire three French Trading Days after the expiration of the French Offer.

If, as a result of the U.S. Offer and the French Offer, we acquire between 50.01% and 95% of Business Objects’ total share capital and voting rights, in accordance with AMF regulations, the AMF will automatically reopen the French Offer for at least ten French Trading Days. If a subsequent offering period is opened for the French Offer, we will provide a subsequent offering period of the same duration for the U.S. Offer. In the event of a subsequent offering period, we will offer the same consideration that was offered during the initial period. Business Objects Securities properly tendered during the subsequent offering period will not be permitted to be withdrawn and will be accepted without any minimum condition.

This U.S. Offer to Purchase, the ADS Letter of Transmittal, Forms of Acceptances and other relevant materials will be mailed to record holders of Securities and these materials will also be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Business Objects’ security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Securities.

2.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Securities validly tendered and not properly withdrawn prior to the Expiration Date promptly after the Expiration Date. If there is a subsequent offering period, all Securities tendered in the U.S. Offer during the subsequent offering period will immediately be accepted for payment and promptly paid for. See Section 13 of this U.S. Offer to Purchase. We expressly reserve the right, in our sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Securities if any condition referred to in Section 13 of this U.S. Offer to Purchase has not been satisfied or upon the occurrence of any event specified in Section 13 of this U.S. Offer to Purchase.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment and thereby purchased Securities validly tendered and not properly withdrawn, if and when we give oral or written notice to the Receiving Agent of our acceptance of such Securities for payment pursuant to the U.S. Offer. In all cases, upon the terms and subject to the conditions of the U.S. Offer, payment for Securities purchased pursuant to the U.S. Offer will be made by deposit of the purchase price therefor with the Receiving Agent, which will act as agent for tendering Security holders for the purpose of receiving payment from us and transmitting payment to validly tendering Security holders. Upon the deposit of funds with the Receiving Agent for the purpose of making payments to tendering Security holders, our obligation to make such payment shall be satisfied.

Under no circumstances will we pay any interest on the purchase price for Securities regardless of any extension of the U.S. Offer or any delay in making payment for such Securities.

If any tendered Securities are not accepted for payment pursuant to the terms and conditions of the U.S. Offer for any reason, or if physical certificates (American depositary receipts or “ADRs”) are submitted for more ADSs than are tendered, such unpurchased or untendered Securities will be returned (or new depositary receipts for the ADSs not tendered will be sent), without expense to the tendering Security holder (or, in the case of Securities tendered by book-entry transfer into the Receiving Agent’s account at DTC or BNP Paribas pursuant to the procedures set forth in Section 3 of this U.S. Offer to Purchase, such Securities will be credited to an account maintained with DTC or Euroclear France), promptly following the expiration, termination or withdrawal of the U.S. Offer.

If, prior to the Expiration Date, we increase the consideration offered to holders of Securities pursuant to the U.S. Offer, such increased consideration will be paid to all holders of Securities that are purchased pursuant to the U.S. Offer, whether or not such Securities were tendered prior to such increase in consideration.

We reserve the right to transfer or assign in whole or in part, from time to time, to one or more of our affiliates the right to purchase all or any portion of the Securities tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve us of our obligations under the U.S. Offer and will in no way prejudice the rights of tendering Security holders to receive payment for Securities validly tendered and accepted for payment pursuant to the U.S. Offer.

We will pay any stock transfer taxes incident to the transfer to us of validly tendered Securities as well as any charges and expenses of the Dealer Manager, the Receiving Agent and Information Agent.

3. Procedures for Accepting the U.S. Offer and Tendering Securities

The procedures for tendering Securities are as follows:

ADSs

Valid Tenders.  To validly tender ADSs pursuant to the U.S. Offer, (a) a properly completed and duly executed ADS Letter of Transmittal (or a manually executed copy thereof) in accordance with the instructions of the ADS Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the ADS Letter of Transmittal must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) ADRs representing the ADSs to be tendered must be received by the Receiving Agent or such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent (which confirmation must include an Agent’s Message if the tendering ADS holder has not delivered an ADS Letter of Transmittal), prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Receiving Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the ADSs that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and this U.S. Offer to Purchase and that we may enforce such agreement against the participant. ADSs may not be tendered via guaranteed delivery. ADS holders who hold their ADSs through banks, brokers or other nominees will need to give their nominees instructions to participate in the U.S. Offer on their behalf with sufficient time for the nominee to complete the process of tendering their ADSs prior to the Expiration Date.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the ADSs at DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of ADSs by causing DTC to transfer such ADSs into the Receiving Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of ADSs may be effected through book-entry transfer, either the ADS Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the ADS Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date. The confirmation of a book-entry transfer of ADSs into the Receiving Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” The ADS Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase. If you hold ADSs in book-entry form other than through a U.S. broker or other DTC participant, you must first have your ADSs transferred to an account at DTC, after which you may tender your ADSs pursuant to book-entry transfer, as described above. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Receiving Agent.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made or ADRs for ADSs not tendered or not accepted for payment are to be returned to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 1 and 5 of the ADS Letter of Transmittal.

The method of delivery of ADSs (or ADRs as the case may be), the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) ADRs for (or a Book-Entry Confirmation with respect to) such ADSs, (b) an ADS Letter of Transmittal (or a manually executed copy thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the ADS Letter of Transmittal) and (c) any other documents required by the ADS Letter of Transmittal.

Appointment as Proxy.  By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of an ADS Letter of Transmittal), the tendering holder irrevocably appoints each of SAP France, its officers and designees, and each of them, the attorneys-in-fact and proxies of the holder, each with full power of substitution, to exercise all voting and any other rights of the holder, in such a manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, this proxy and power of attorney. Such appointment is effective if and when, and only to the extent that, we accept for payment the ADSs tendered pursuant to the U.S. Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney, proxies and consents given by the holder at any time with respect to such ADSs and any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after December 4, 2007 (collectively, “Distributions”), and no subsequent powers of attorney, proxies, consents or revocations may be given by the holder with respect thereto (and, if given, will not be deemed effective). We reserve the right to require that, in order for ADSs to be deemed validly tendered, immediately upon our acceptance for payment of such ADSs, we must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such ADSs (and any and all Distributions), including voting at any meeting of Business Objects shareholders.

Shares

Valid Tenders.  To validly tender Shares pursuant to the U.S. Offer, (a) a properly completed and duly executed Share Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Share Form of Acceptance and any other documents specified in the Share Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date. Shares may not be tendered via guaranteed delivery. U.S. holders of Shares who hold their Shares through banks, brokers or other nominees will need to give their nominees instructions to participate in the U.S. Offer on their behalf with sufficient time for the nominee to complete the process of tendering their Shares prior to the Expiration Date.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the Shares to be tendered into the U.S. Offer with its custodian in France, BNP Paribas, which has an account through Euroclear France. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of Shares by causing Euroclear to transfer such Shares into the account of the Receiving Agent at its custodian in France, BNP Paribas, in favor of the Receiving Agent in accordance with Euroclear’s procedures for such transfer. Tendering shareholders should, thus, instruct their nominees to tender the number of Shares they wish to tender by book-entry transfer to the Receiving Agent’s account at BNP Paribas (details of which are set forth in the Share Form of Acceptance). Although delivery of the Shares must be effected through book-entry transfer, the Share Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date and a confirmation of a book-entry transfer of Shares into the Receiving Agent’s account at BNP Paribas as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

If a holder of Shares holds such Shares in pure registered (nominatif pur) form, such holder cannot tender them unless the holder first requests that they be converted to administered registered (nominatif administre) form or to bearer form (au porteur). Shares held in pure registered (nominatif pur) form are registered in the books of Business Objects and are held in an account maintained by BNP Paribas Securities Services, the shareholder services provider that Business Objects has appointed. Shares held in administered registered form (nominatif administre) are also registered in the books of Business Objects but are held in an account maintained by an authorized financial intermediary (intermediaire financier habilite) of the holder’s own choice. Shares held in bearer form (au porteur) are not registered in the books of Business Objects and are held in an account maintained by an authorized financial intermediary of the holder’s own choice. If a holder wishes to tender Shares that are held in pure registered form, the holder must arrange with the holder’s authorized financial intermediary to open an account in which the Shares will be held. This process may involve the execution of a “mandat d’administration”, in the case of a request to convert Shares into administered registered form, or the execution of a “convention de service et d’ouverture de compte”, in the case of a request to convert Shares into bearer form, the content of both contracts being prescribed by the AMF. The holder should then send BNP Paribas Securities Services, in its capacity as Business Objects’ shareholder services provider, an instruction to convert the holder’s Shares to administered registered form or bearer form, as applicable, and the identification of the account to which the Shares should be transferred. (The holder’s authorized financial intermediary will provide the holder with the appropriate instruction form). BNP Paribas Securities Services will then take the necessary steps to deliver the holder’s Shares to the account identified in the instruction, in the case of conversion to administered registered form (nominatif administre), or to instruct the central depositary system (Euroclear France) to proceed with the conversion of the holder’s Shares to bearer form and to deliver them to the identified account. The conversion takes approximately one to five French business days, and the holder will be responsible for any related fees, commissions and expenses.

The method of delivery of the Share Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book-entry transfer with respect to such Shares, (b) a Share Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed, and (c) any other documents required by the Share Form of Acceptance.

Appointment as Proxy.  By executing and delivering a Share Form of Acceptance as set forth above, the tendering holder irrevocably appoints each of SAP France, its officers and designees, and each of them, the attorneys-in-fact and proxies of the holder, each with full power of substitution, to exercise all voting and any other rights of the holder, in such a manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, this proxy and power of attorney. Such appointment is effective if and when, and only to the extent that, we accept for payment the Shares tendered pursuant to the U.S. Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney, proxies and consents given by the holder at any time with respect to such Shares (and any and all Distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the holder with respect thereto (and, if given, will not be deemed effective). We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon SAP France’s acceptance for payment of such Shares, we must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to such Shares (and any and all Distributions), including voting at any meeting of Business Objects shareholders.

ORNANEs

Valid Tenders.  To validly tender ORNANEs pursuant to the U.S. Offer, (a) a properly completed and duly executed ORNANE Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the ORNANE Form of Acceptance and any other documents specified in the ORNANE Form of Acceptance must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and (b) such ORNANEs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Receiving Agent prior to the Expiration Date. ORNANEs may not be tendered via guaranteed delivery. U.S. holders of ORNANEs who hold their ORNANEs through banks, brokers or other nominees will need to give their nominees instructions to participate in the U.S. Offer on their behalf with sufficient time for the nominee to complete the process of tendering their ORNANEs prior to the Expiration Date.

Book-Entry Transfer.  The Receiving Agent will establish an account with respect to the ORNANEs to be tendered into the U.S. Offer with its custodian in France, BNP Paribas, which has an account through Euroclear France. Any financial institution that is a participant in Euroclear’s systems may make a book-entry transfer of ORNANEs by causing Euroclear to transfer such ORNANEs into the account of the Receiving Agent at BNP Paribas, in favor of the Receiving Agent in accordance with Euroclear’s procedures for such transfer. Tendering holders should, thus, instruct their nominees to tender the number of ORNANEs they wish to tender by book-entry transfer to the Receiving Agent’s account at BNP Paribas (details of which are set forth in the ORNANE Form of Acceptance). Although delivery of the ORNANEs must be effected through book-entry transfer, the ORNANE Form of Acceptance, properly completed and duly executed, and any other required documents, must, in any case, be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date and a confirmation of a book-entry transfer of ORNANEs into the Receiving Agent’s account at BNP Paribas as described above must be transmitted to and received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date.

The method of delivery of the ORNANE Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for ORNANEs accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) a confirmation of book-entry transfer with respect to such ORNANEs, (b) an ORNANE Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed, and (c) any other documents required by the ORNANE Form of Acceptance.

Appointment as Proxy.  By executing and delivering an ORNANE Form of Acceptance as set forth above, the tendering holder irrevocably appoints each of SAP France, its officers and designees, and each of them, the attorneys-in-fact and proxies of the holder, each with full power of substitution, to exercise all rights of the holder, in such a manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, this proxy and power of attorney. Such appointment is effective if and when, and only to the extent that, we accept for payment the ORNANEs tendered pursuant to the U.S. Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney, proxies and consents given by the holder at any time with respect to such ORNANEs, and no subsequent powers of attorney, proxies, consents or revocations may be given by the holder with respect thereto (and, if given, will not be deemed effective). we reserve the right to require that, in order for ORNANEs to be deemed validly tendered, immediately upon SAP France’s acceptance for payment of such ORNANEs, we must be able to exercise full rights, to the extent permitted under applicable law, with respect to such ORNANEs.

Warrants

Valid Tenders.  To validly tender Warrants pursuant to the U.S. Offer, a properly completed and duly executed Warrant Form of Acceptance (or a manually executed copy thereof) in accordance with the instructions of the Warrant Form of Acceptance, with any documents required by the Warrant Form of Acceptance, must be received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase prior to the Expiration Date.

The method of delivery of the Warrant Form of Acceptance and all other required documents is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the Receiving Agent. If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, payment for Warrants accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Receiving Agent of a Warrant Form of Acceptance (or a manually executed copy thereof), properly completed and duly executed, and any other documents required by the Warrant Form of Acceptance.

Appointment as Proxy.  By executing and delivering a Warrant Form of Acceptance, the tendering holder irrevocably appoints each of SAP France, its officers and designees, and each of them, the attorneys-in-fact and proxies of the holder, each with full power of substitution, to exercise all rights of the holder, in such a manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper with respect to, this proxy and power of attorney. Such appointment is effective if and when, and only to the extent that, we accept for payment the Warrants tendered pursuant to the U.S. Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney, proxies and consents given by the holder at any time with respect to such Warrants, and no subsequent powers of attorney, proxies, consents or revocations may be given by the holder with respect thereto (and, if given, will not be deemed effective). We reserve the right to require that, in order for Warrants to be deemed validly tendered, immediately upon our acceptance for payment of such Warrants, we must be able to exercise full rights, to the extent permitted under applicable law, with respect to such Warrants.

General

Backup U.S. Federal Income Tax Withholding.  In order to avoid “backup withholding” of U.S. Federal income tax on payments of cash pursuant to the U.S. Offer, a Security holder tendering Securities in the U.S. Offer must, unless an exemption applies, provide the Receiving Agent with such Security holder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Security holder is not subject to backup withholding. If a Security holder does not provide such Security holder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such Security holder and payment of cash to such Security holder pursuant to the U.S. Offer may be subject to backup withholding of 28%. All Security holders who are United States persons surrendering Securities pursuant to the U.S. Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the ADS Letter of Transmittal or the applicable Form of Acceptance to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Receiving Agent). Certain Security holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Security holders who are Non-U.S. Persons as defined in Section 6 of this U.S. Offer to Purchase should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Receiving Agent, in order to avoid backup withholding. See the Instructions to the ADS Letter of Transmittal or the applicable Form of Acceptance.

Determination of Validity.  All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance of any tender of Securities will be determined by us, in our sole discretion, whose determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the view of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Securities of any particular Security holder whether or not similar defects or irregularities are waived in the case of any other Security holder.

No tender of Securities will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of SAP AG, us or any of our affiliates or assigns, if any, the Dealer Manager, the Receiving Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal or Forms of Acceptance and the instructions thereto) will be final and binding.

Tender Constitutes an Agreement.  The valid tender of Securities pursuant to one of the procedures described above will constitute a binding agreement between the tendering Security holder and us upon the terms and subject to the conditions of the U.S. Offer.

4.	Withdrawal Rights

Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date of the U.S. Offer and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after Friday, February 1, 2008.

To be effective, a notice of withdrawal must be timely received by the Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the type and number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the Receiving Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs have been tendered for the account of an Eligible Institution. If Securities have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of this U.S. Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear France to be credited with the withdrawn Securities. If ADRs representing the ADSs have been delivered or otherwise identified to the Receiving Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the Receiving Agent prior to the physical release of such ADRs.

Withdrawals of Securities may not be rescinded. Any Securities properly withdrawn will be deemed not validly tendered for purposes of the U.S. Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this U.S. Offer to Purchase.

None of SAP AG, us or any of our affiliates or assigns, if any, the Dealer Manager, the Receiving Agent, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion.

If there is a subsequent offering period, all Securities tendered during the subsequent offering period will be immediately accepted and promptly paid for.

5.	Information Concerning Business Objects

Business Objects is a société anonyme with a share capital of €9,717,128.30, organized under the laws of the Republic of France, registered with the Companies Registry of Nanterre under number 379 821 944, having its principal executive offices located at 157-159 rue Anatole France, 92300 Levallois-Perret, France, and 3030 Orchard Parkway, San Jose, California (telephone number +1 408 953 6000).

Business Objects described its business as follows in its Quarterly Report on Form 10-Q for the three months ended September 30, 2007:

We are a leading independent provider of Business Intelligence (“BI”) solutions. We develop, market and distribute software and provide services that enable organizations to track, understand and manage enterprise performance within and beyond the enterprise. Our business intelligence platform, Business Objects XI, offers a single platform for enterprise reporting, query and analysis, enterprise performance management solutions and enterprise information management solutions. We believe that data provided by the use of a comprehensive BI solution such as Business Objects XI allows organizations to make better and more informed business decisions. We have also built one of the industry’s strongest and most diverse partner communities and we also offer consulting and education services to help customers effectively deploy their business intelligence projects. We have one reportable segment — BI software products and services.

The following consolidated financial statements of Business Objects are incorporated by reference into this U.S. Offer to Purchase:

•	the audited consolidated financial statements of Business Objects, including statements of income, statements of shareholders’ equity and statements of cash flow for the fiscal years ended December 31, 2004, 2005 and 2006 and balance sheets as of December 31, 2005 and 2006, contained in Item 8 to Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007; and

•	the unaudited consolidated financial statements of Business Objects, including balance sheets as of December 31, 2006 and September 30, 2007; statements of income for the three and nine months ended September 30, 2006 and 2007; and statements of cash flow for the nine months ended September 30, 2006 and 2007, contained in Item 1 of Part I of Business Objects’ quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007.

This information may be inspected and copies obtained as provided in the following paragraph.

Additional Information.  Business Objects is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Business Objects’ filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates.

Certain Projections Regarding Business Objects.  During the course of the discussions during September 2007 described in Section 10 of this U.S. Offer to Purchase, certain financial projections regarding Business Objects were developed. Business Objects’ management answered questions and provided feedback regarding these projections, including the fact that the projections were consistent with Business Objects’ non-GAAP internal operating targets at that time. These September 2007 financial projections have not been updated subsequently by Business Objects.

To our knowledge, Business Objects has provided quarterly estimates of revenues and net income per share in the past but suspended its guidance in October 2007 due to the pendency of the Offers. Business Objects has not previously made public any specific projections regarding 2008 and 2009. However, as part of its internal financial review, Business Objects’ management from time to time prepares internal financial forecasts regarding its anticipated future operations and performance. The September 2007 financial projections do not reflect subsequent events, including the reduction of Business Objects’ estimates in October 2007 for its September 30, 2007 results. The September 2007 financial projections set forth below are included in this U.S. Offer to Purchase only because Business Objects provided SAP AG with the September 2007 information for the evaluation of the potential transaction prior to entering into the Tender Offer Agreement. This information is being disclosed for the limited purpose of giving Business Objects Security holders access to certain financial projections developed in connection with SAP AG’s and our due diligence review of Business Objects. The projections were prepared during the month of September 2007 and have not been updated to reflect changes since their preparation. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present Business Objects’ results of operations in accordance with generally accepted accounting principles, or international financial reporting standards, and Business Objects’ independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. A summary of the September 2007 projected financial projections provided to SAP AG is set forth below.

BUSINESS OBJECTS PROJECTED NON-GAAP FINANCIAL INFORMATION
(in millions, except per share amounts)*

	2007	2008	2009

Total Revenue	$1,543	$1,762	$1,992
Total Cost of Revenue	(310)	(351)	(403)
Total Operating Expenses	(940)	(1,041)	(1,131)

Operating Profit	294	370	457
Earnings before Tax	306	380	471
Net Income	205	255	315
EPS	$2.12	$2.56	$3.08

*	Due to rounding, figures in the table may not be exact arithmetic aggregations of the figures that precede them.

The projections described above constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections. The prospective financial information included in this U.S. Offer to Purchase has been prepared by, and is the responsibility of, Business Objects’ management. The financial forecasts upon which these projections were based in part were, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by the management of Business Objects in developing their internal working estimates (not all of which were provided to SAP AG or us) with respect to industry performance, general business, economic, market and financial conditions, competition, and other matters, all of which are difficult to predict, many of which are beyond Business Objects’ control, and none of which were subject to approval by SAP AG or us. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove reasonable or accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially better or worse than those contained in the projections.

The inclusion of the projections herein should not be regarded as an indication that any of SAP AG, us, Business Objects or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Similarly, the forecasts are not being included in this U.S. Offer to Purchase to influence Security holders’ decisions whether to tender their Securities in the U.S. Offer. The forecasts are summarized above only because these forecasts were made available by Business Objects to SAP AG and us. None of SAP AG, us, Business Objects or any of our or their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Business Objects compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

6.	French and United States Federal Income Tax Considerations

To ensure compliance with Internal Revenue Service Circular 230, investors are hereby notified that: (a) any discussion of Federal tax issues contained or referred to in the U.S. Offer is not intended or written to be used, and cannot be used, by investors for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code of 1986, as amended; (b) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

The following is a general summary of certain material French and U.S. Federal income tax consequences of an exchange of Securities for cash pursuant to the U.S. Offer and, if applicable, any subsequent squeeze-out transaction. The discussion applies only if you are a beneficial owner of Securities and are (a) a citizen or resident of the United States; (b) a U.S. domestic corporation; or (c) otherwise subject to U.S. federal income tax on a net income basis with respect to income from the Securities.

This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular holder of Securities. This summary does not address tax considerations applicable to Security holders that may be subject to special tax rules including, without limitation, the following: (a) Non-U.S. Persons (as defined below); (b) financial institutions; (c) insurance companies; (d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that will hold the shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes; (g) Security holders subject to alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 10% or more of the voting shares of Business Objects; (k) partnerships and other pass-through entities and persons who hold the shares through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. dollar; and (m) Security holders that acquired (or will acquire) shares through exercise of employee stock options or otherwise as compensation.

This summary does not discuss any aspects of U.S. state or local taxation or taxation by countries other than the United States and France.

This summary is based on the laws, judicial decisions and regulatory and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

For purposes of this summary, a “Non-U.S. Person” is a beneficial owner of securities that is not, for U.S. Federal income tax purposes: (a) a citizen or resident of the United States; (b) a corporation or partnership (or an entity treated as a corporation or partnership) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding securities should consult their tax advisors.

The descriptions of French and U.S. Federal income tax consequences set forth below are for general information only. Security holders of Business Objects should consult their own tax advisors as to the particular tax consequences to them of the U.S. Offer and any subsequent squeeze-out transaction, including the application of U.S. Federal, state, local and foreign tax laws and possible changes in tax laws.

U.S. Federal Income Taxation.  If you hold Shares, ADSs, ORNANEs or Warrants of Business Objects as capital assets for U.S. tax purposes and are a U.S. taxpayer, you will generally recognize a capital gain or loss on an exchange of the Securities for cash pursuant to the U.S. Offer or any subsequent squeeze-out transaction, in an amount equal to the difference between the U.S. dollar amount received and your tax basis in the Securities (except to the extent such amounts are attributable to accrued but unpaid interest on the ORNANEs, which will be treated as ordinary income). Gain or loss will be calculated separately for each block of Securities tendered and purchased by us pursuant to the U.S. Offer. Any capital gain or loss recognized will be long-term capital gain or loss if the tendering Security holder’s holding period for the Securities exceeds one year. In the case of a tendering non-corporate Security holder, any long-term capital gain will generally be subject to U.S. Federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations. The tax treatment of Securities converted into cash pursuant to any subsequent squeeze-out would be the same as the tax treatment of Securities tendered in the U.S. Offer, as discussed above.

A U.S. taxpayer that receives foreign currency on an exchange of Shares, ORNANEs or Warrants generally will realize an amount equal to the U.S. dollar value of the foreign currency on the date of the exchange. Any gain or loss recognized on the subsequent sale, conversion or disposition of such foreign currency will be U.S. source ordinary income or loss. However, if such foreign currency is converted into U.S. dollars on the date received by the U.S. taxpayer, a cash basis or electing accrual U.S. taxpayer should not recognize any gain or loss on such conversion. An accrual basis U.S. taxpayer that holds ADSs will realize an amount equal to the U.S. dollar value of the ADSs on the date tender is accepted. Such U.S. holder will then recognize a gain or loss, if any, measured by the difference between the U.S. dollar value of €42 per ADS on the date tender is accepted, and the U.S. dollar amount actually received on the date of payment. The recognized gain or loss, if any, will be ordinary income or loss, and will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

U.S. Federal Backup Withholding Tax.  All payments to which a Security holder would be entitled pursuant to the U.S. Offer or any subsequent squeeze-out transaction will be subject to U.S. Federal backup withholding tax at a rate of 28%, unless the holder (i) is a corporation, a non-U.S. person, or another exempt recipient; or (ii) provides a taxpayer identification number (“TIN”) and certifies that no loss of exemption from backup withholding has occurred. Each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS Letter of Transmittal or applicable Form of Acceptance, to be returned to the Receiving Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Receiving Agent. In order for a holder that is not a U.S. person to qualify as an exempt recipient, the holder must generally submit a Form W-8BEN attesting to the holder’s exempt foreign status.

If a Security holder does not provide a correct TIN, such Security holder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a Security holder’s U.S. Federal income tax liability provided the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the Security holder by filing a U.S. Federal income tax return. Security holders of Business Objects should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.

French Taxation.  Capital gains realized on the sale of Securities for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or legal entities whose registered offices are located outside France are generally exempt from taxation in France, provided that (i) these capital gains are not connected with a permanent establishment or fixed base subject to taxation in France (Article 244 bis C of the French Tax Code) and (ii) the transferor has not directly or indirectly held at any time, alone or with his or her spouse, his or her ascendants or descendents or the ascendants or descendents of his or her spouse, corporate interests carrying the right to more than 25% of the profit of the company whose shares are being sold, at any time during the five years prior to the sale. The capital gains realized on the sale of a shareholding exceeding or having represented more than this 25% limit during the aforementioned period are subject to tax at the proportional rate of 16% (Article 244 bis C of the French Tax Code), subject to more favorable provisions resulting from a tax treaty for the avoidance of double taxation. Capital gains realized on the sale of ORNANEs or Warrants for a consideration by persons who are not French tax residents within the meaning of Article 4 B of the French Tax Code or legal entities whose registered offices are located outside France are generally exempt from taxation in France.

7.	Price Range of Shares, ADSs and ORNANEs

The Shares are traded on Compartment A of Eurolist by Euronext, the ORNANEs are traded on Eurolist by Euronext, and the ADSs, each representing one Share, are listed on the NASDAQ Global Select Market under the symbol “BOBJ”. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per Share on Compartment A of Eurolist by Euronext, per ADS on the NASDAQ Global Select Market, for the periods occurring in 2005, 2006 and the first nine months of 2007, as reported by published financial sources.

BUSINESS OBJECTS

	Shares		ADSs
	(Price Per Share (€))		(Price Per ADS ($))
Calendar Period	High	Low	High	Low
2005:
First Quarter	21.42	17.05	28.07	22.49
Second Quarter	23.45	19.57	28.79	25.23
Third Quarter	29.03	22.08	36.09	26.30
Fourth Quarter	34.78	27.60	41.50	32.82
2006:
First Quarter	35.45	29.68	43.32	35.48
Second Quarter	30.71	20.14	37.74	24.90
Third Quarter	26.97	15.31	34.54	19.21
Fourth Quarter	30.43	26.20	40.58	33.37
2007:
First Quarter	30.41	26.18	39.57	33.74
Second Quarter	30.70	27.00	41.11	35.96
Third Quarter	33.43	28.41	46.70	38.20

On October 5, 2007, the last trading day before SAP AG and Business Objects announced that they had signed the Tender Offer Agreement, the closing price of the Shares reported on Compartment A of Eurolist by Euronext was €35.00 per Share and the closing price of the ADSs as reported on the NASDAQ Global Select Market was $50.27 (€35.55) per ADS. The ORNANEs are mainly traded over-the-counter and the liquidity on Eurolist by Euronext is very limited. On October 5, 2007, the implied price of the ORNANEs, calculated using DBConvertibles.com, was €47.39 per ORNANE. On November 30, 2007, the last trading day for which information was available before we commenced the U.S. Offer, the closing price of the Shares was €41.56 per share and the closing price of the ADSs was $60.78 (€41.41) per ADS. On October 29, 2007, the last day that ORNANEs were traded before we commenced the U.S. Offer, the closing price of the ORNANEs on Eurolist by Euronext was €50.38 per ORNANE. There is no market for the Warrants because they are not transferable except under very limited circumstances.

Business Objects has never declared or paid any cash dividend.

Holders of Securities are urged to obtain a current market quotation for their Securities before deciding whether to tender their Securities.

8.	Information Concerning SAP AG and SAP France

SAP AG is an Aktiengesellschaft (stock corporation) incorporated under the laws of the Federal Republic of Germany. SAP AG’s principal executive offices are located at Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany. SAP AG’s telephone number is +49 6227 74 7474.

SAP AG is a leading provider of business software solutions, with more than 42,000 employees in more than 50 countries. SAP AG’s principal activities are the development, marketing, sales and support of a variety of software solutions, primarily enterprise application software products for organizations including corporations, governmental agencies, and educational institutions. With subsidiaries in more than 50 countries, the company is listed on several exchanges, including the Frankfurt Stock Exchange and, in the form of American depositary shares, the New York Stock Exchange under the symbol “SAP”.

We, SAP France, are a société anonyme with a share capital of €15,360,000, organized under the laws of the Republic of France and registered with the Companies Registry of Nanterre under number 341 612 687. We are a wholly owned subsidiary of SAP AG. Our principal executive office is located at 23-25, rue Delarivière Lefoullon, La Défense 9, 92064 Paris, La Défense Cedex, France. Our telephone number is +33 (0)1 44 45 20 00.

SAP AG is subject to the informational filing requirements of the Exchange Act and files periodic reports with the SEC. These reports can be obtained in person or by mail from the SEC’s public reference facilities in the manner set forth with respect to information concerning Business Objects in Section 5 of this U.S. Offer to Purchase.

We are not subject to the informational filing requirements of the Exchange Act and, consequently, we are not required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters.

The name, business address and telephone number, citizenship, present principal occupation and material positions held during the past five years of each of the directors and executive officers of SAP AG and SAP France are set forth in Schedule I to this U.S. Offer to Purchase. Except as otherwise stated in this U.S. Offer to Purchase, neither SAP AG nor we, nor, to our or their knowledge, any of the persons listed in Schedule I nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any securities of Business Objects or has engaged in any transactions in securities of Business Objects in the past 60 days.

Except as otherwise stated in this U.S. Offer to Purchase, there have not been any negotiations, transactions or material contacts during the past two years between SAP AG or us, or, to our or their knowledge, any of the persons listed in Schedule I, on the one hand, and Business Objects or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of Business Objects, an election of directors, or a sale or other transfer of a material amount of assets of Business Objects, nor to our or SAP AG’s knowledge have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Neither SAP AG nor we, nor, to our or their knowledge, any of the persons listed in Schedule I, has since the date hereof had any transaction with Business Objects or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the U.S. Offer.

Neither SAP AG nor we, or to our or SAP AG’s knowledge, any of the persons listed in Schedule I, has (a) been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or (b) been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws or a finding of any violation of U.S. Federal or state securities laws.

9.	Source and Amount of Funds

In the event that 100% of the Securities are tendered in the Offers, assuming the conversion of all ORNANEs and the exercise of all Company Stock Options, Warrants, Company Free Share Awards (each as defined in Section 11 of this U.S. Offer to Purchase) and other rights granted in connection with any employee incentive plans prior to tendering, the total cash consideration to be paid by us to holders of Securities (excluding fees and related expenses) would amount to €4,674,149,508 (or $6,861,184,063 at the 1.4679 U.S. dollar to euro exchange rate published by the European Central Bank at 2:15 p.m. CET on November 30, 2007).

SAP AG intends to finance the Offers with available cash and funds borrowed through the facility described below. SAP AG, as our parent company, will make this financing available to us.

SAP AG, as Borrower, entered into a €5 billion credit facility dated as of October 1, 2007, as amended and restated as of November 30, 2007. Funds available to the Borrower may be drawn only if the Offers are successful. The credit facility includes terms and conditions customary for financings of this type including the following:

•	Borrower: SAP AG.

•	Presenting Bank: Deutsche Bank AG, Paris Branch.

•	Original Mandated Lead Arranger: Deutsche Bank AG.

•	Agent and Existing Lender: Deutsche Bank Luxembourg S.A.

•	New Lenders: ABN AMRO Bank N.V., Niederlassung Deutschland; BNP Paribas S.A. Niederlassung Frankfurt am Main; Commerzbank Aktiengesellschaft; JPMorgan Chase Bank N.A.; Sumitomo Mitsui Banking Corporation.

•	Available currencies: euros, U.S. dollars and any other optional currency available in accordance with the credit facility agreement.

•	Purpose: funding the Offers, any indemnity payment to the presenting bank, any market purchase after the date for settlement of the Offers, any squeeze-out and acquisition costs up to a certain amount.

•	Conditions to Borrowing: completion of the Offers.

•	Covenants: include among others limitations on liens, changes of business and certain other changes; certain undertakings in respect of the conduct of the Offers.

•	Financial Covenants: None.

•	Termination Date: December 31, 2009.

The foregoing summary of the amended and restated credit facility agreement is qualified in its entirety by reference to the Accession and Restatement Agreement, a copy of which is filed as Exhibit (b) to our Tender Offer Statement on Schedule TO filed with the SEC on the date hereof. The Accession and Restatement Agreement should be read in its entirety for a more complete description of the matters summarized above.

10.	Contacts and Transactions with Business Objects; Background of the Offers

On July 17, 2007, Léo Apotheker, the deputy chief executive officer of SAP AG and chairman of the board of directors of SAP France, contacted Bernard Liautaud, Business Objects’ chairman and chief strategy officer, to explore the strategic opportunities between the two companies, including a possible business combination.

On July 25, 2007, Henning Kagermann, chief executive officer of SAP AG, spoke by telephone with Mr. Liautaud to continue the discussions initiated by Mr. Apotheker.

On August 21, 2007, Mr. Liautaud and John Schwarz, the chief executive officer of Business Objects, met with Mr. Kagermann in Palo Alto, California, to explore the viability of a business combination between Business Objects and SAP AG. The principal issues discussed at this meeting were the potential benefits of a business combination.

On September 4, 2007, David Kennedy, the general counsel of Business Objects, and Michael Junge, general counsel of SAP AG, spoke by telephone to discuss and negotiate the terms of a mutual confidentiality agreement between the two companies.

On September 8, 2007, Mr. Liautaud, Mr. Schwarz and James R. Tolonen, the chief financial officer of Business Objects, met in Paris, France, with Mr. Kagermann, Mr. Apotheker and Werner Brandt, the chief financial officer of SAP AG. At this meeting, the parties exchanged information about their respective businesses and began high-level exploratory discussions of the strategic, financial and practical aspects of a potential business combination between Business Objects and SAP AG. They also executed a mutual confidentiality agreement covering, among other things, the discussions between the companies and any material that might be exchanged by the companies.

On September 11, 2007, Mr. Apotheker contacted Mr. Schwarz by phone to continue discussions regarding a possible acquisition by SAP AG of Business Objects.

On September 14, 2007, Mr. Liautaud met with Mr. Kagermann, Mr. Hasso Plattner, chairman of the supervisory board of SAP AG, and other representatives of SAP AG to continue discussions on a possible combination of the two companies and to discuss the companies’ respective product portfolios and architectural fit. That same day, Mr. Tolonen participated in a video conference with Mr. Brandt to discuss financial and other matters regarding Business Objects.

On September 15, 2007, an article was published in Le Figaro, a French newspaper, indicating that Business Objects had engaged Goldman Sachs to advise the company in connection with a possible sale to a third party. The article mentioned five potential acquirers, including SAP AG. Mr. Apotheker and Mr. Liautaud had a call on the same day to discuss the content of this article.

On September 17, 2007, Mr. Schwarz contacted Mr. Apotheker to continue discussions regarding a possible acquisition by SAP AG of Business Objects.

On September 18, 2007, representatives of Goldman Sachs participated in a conference call with representatives of SAP AG and SAP AG’s financial advisor, Deutsche Bank AG, to discuss process and timetable going forward.

On September 23, 2007, SAP AG was granted access to Business Objects’ electronic data room in order to continue its due diligence review of Business Objects.

On September 26, 2007, Mr. Tolonen and representatives of Goldman Sachs participated in several conference calls with representatives of Deutsche Bank AG to discuss financial due diligence matters.

On September 26, 2007, Mr. Schwarz and Mr. Tolonen met with representatives of SAP AG to discuss potential synergies between the two parties’ businesses.

On September 26, 2007, Mr. Kennedy, together with representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Business Objects’ U.S. legal advisors (“WSGR”), representatives of Goldman Sachs and representatives of Business Objects’ French legal advisors, Shearman & Sterling LLP (“S&S”), participated in a conference call with Mr. Junge, representatives of SAP AG’s U.S. and German legal advisors, Allen & Overy LLP (“A&O”), and representatives of SAP AG’s French legal advisors, Bredin Prat. The participants discussed the form a possible transaction would take and legal issues relating to the harmonization of French and U.S. tender offer procedures.

On September 27, 2007, Mr. Schwarz contacted Mr. Apotheker to continue their ongoing discussions regarding the possible acquisition of Business Objects by SAP AG.

On September 27, 2007, representatives of Goldman Sachs called representatives of Deutsche Bank AG to reiterate the recommended terms to be included in SAP AG’s nonbinding indications of interest to be delivered on October 1, 2007.

On September 28, 2007, Mr. Liautaud met with Mr. Kagermann and Mr. Brandt to discuss the possible acquisition of Business Objects by SAP AG.

On September 28, 2007, Mr. Kennedy, together with representatives of Goldman Sachs, WSGR and S&S, participated in a conference call with Mr. Junge and representatives of A&O and Bredin Prat. The participants discussed legal issues relating to the structure of a proposed transaction and harmonization of French and U.S. tender offer procedures.

On September 30, 2007, Mr. Liautaud spoke with Mr. Kagermann regarding Business Objects’ upcoming financial results.

On October 1, 2007, SAP AG submitted a nonbinding indication of interest to Business Objects. SAP AG’s proposal included a proposed exclusivity agreement. Later in the day, Mr. Liautaud spoke with Mr. Kagermann regarding the price offered by SAP AG.

On October 2, 2007, Mr. Liautaud had discussions with Mr. Kagermann regarding the proposed per share consideration, as well as the terms of the proposed exclusivity agreement between SAP AG and Business Objects. The parties executed the revised exclusivity agreement on October 2, 2007.

Between October 3 and October 6, 2007, SAP AG continued to conduct its confirmatory due diligence review of Business Objects.

From October 4 through October 6, 2007, Mr. Schwarz, Mr. Liautaud and Mr. Kennedy, and other representatives of Business Objects’ management team, together with representatives of Goldman Sachs, WSGR and S&S, met in London, England, with representatives of SAP AG, A&O, Bredin Prat and Deutsche Bank AG to negotiate the terms of the Tender Offer Agreement.

On October 7, 2007, SAP AG’s Supervisory Board met to consider among other things whether to approve the execution of the Tender Offer Agreement. SAP AG and Business Objects executed the Tender Offer Agreement and SAP AG issued an ad hoc disclosure as required under German law. Business Objects and SAP AG issued a joint press release announcing the execution of the Tender Offer Agreement later the same day.

11.	Purpose of the Offers; Plans for Business Objects; Effects of the Offers; Tender Offer Agreement; Amendment No. 1 to Tender Offer Agreement; Confidentiality Agreement; Information Agent Agreement

Purpose of the Offers.

The principal rationale behind the Offers is to bring together two of the leaders of the information technology industry. SAP AG is a leading provider of Enterprise Application Systems (“EAS”) software. Business Objects is a leading independent provider of Business Analytics (“BA”) software. If the Offers are successful, the combination of SAP AG and Business Objects is expected to result in an unmatched offering for business users, enabling timely and accurate decision-making. While continuing to serve their respective existing customers, SAP AG and Business Objects intend to offer together high-value solutions for process- and business-oriented professionals. The solutions will be designed to enable companies to strengthen decision processes, increase customer value and create sustainable competitive advantage through real-time, multi-dimensional business intelligence.

A key component of SAP AG’s growth strategy is to significantly increase its revenues from new products, including addressing the growing demands of business users, which it views as the industry’s next high-growth opportunity. The acquisition of Business Objects will permit SAP AG to accelerate its growth in the business user segment, while complementing its successful organic growth strategy, and will be consistent with SAP AG becoming more competitive, particularly in the area of BA software. EAS supports the major business functions of companies in all sectors and of all sizes. EAS can be broken down according to different software functionalities. EAS functionalities include: Enterprise Resource Planning (“ERP”), Customer Relationship Management (“CRM”), Supplier Relationship Management (“SRM”), Supply Chain Management (“SCM”), Product Lifecycle Management (“PLM”) and BA. BA applications are tools and applications for tracking, analyzing, modelling, managing and delivering data in support of many kinds of corporate decision-making processes. Within the BA segment, there is a further segmentation between Business Intelligence (“BI”), Financial Performance and Strategy Management (“FPSM”) and other more specific analytic applications and data warehousing. Currently the BA sub-segments are characterized by a trend toward convergence of functionalities and requirements.

EAS vendors generally include (1) “suite vendors” and (2) “best of breed” or “point solution” providers. Suite vendors, such as SAP AG, supply a large number of the EAS functionalities identified above. However, some suite vendors offer one single EAS product (EAS suite) that contains a comprehensive set of functionalities. Customers can then decide which of the functionalities they wish to include in the suite according to their needs. SAP Business Suite is SAP AG’s main product and contains all functionalities offered by SAP AG: SAP ERP, SAP CRM, SAP SRM, SAP SCM and primary SAP PLM. Other suite vendors include Oracle, Microsoft and Lawson. Point solution providers offer a particular functionality, as opposed to a suite of solutions. In BA, point solution providers include Business Objects, as well as SAS Institute (“SAS Institute”), Cognos (which recently announced its agreement to be acquired by IBM), Hyperion Solutions (recently acquired by Oracle), Teradata and MicroStrategy, although there are many others, including an emerging set of open-source BA providers. Business Objects is a point solution provider that specializes in business analytics — in particular, BI and FPSM applications.

As of September 30, 2007, SAP AG had more than 42,000 employees and Business Objects had more than 6,000 employees. The contemplated combination would create a business software company and a software provider of significant scale and presence across the world market, with a combined workforce of more than 48,000 employees.

Plans for Business Objects.

SAP AG’s and our current intention is to permit Business Objects to operate as an independent business within the SAP AG group. Except as otherwise described in this U.S. Offer to Purchase, SAP AG and we have no current plans or proposals (a) to effect an extraordinary corporate transaction involving Business Objects, such as a merger, reorganization, liquidation or dissolution involving Business Objects (other than a squeeze-out transaction as described below in this Section 11), (b) for a sale or transfer of a material amount of assets of Business Objects, (c) for any person to acquire additional securities of Business Objects, or to dispose of securities of Business Objects, (d) to change the location of Business Objects’ principal place of business or its principal executive office or of a material portion of its business activities, (e) to change materially Business Objects’ charitable or community contributions or related policies, programs or practices, (f) to change materially Business Objects’ relationship with suppliers or customers or the communities in which it operates, (g) to change Business Objects’ capitalization or dividend policy or (h) to make any other material change in Business Objects’ business, corporate structure, management or personnel (other than as described above in this Section 11). However, upon consummation of the Offers and any squeeze-out transaction, SAP AG and we will reassess the situation, and may determine to take any of the above actions depending on the circumstances at that time.

Business Objects is expected to operate as a stand-alone business as part of the SAP AG group. The strategic direction of Business Objects will continue to be leadership in all facets of BI, expansion of strategic global services and global sales, as well as gains in mid-market business. In addition, the SAP applications focused on delivering analytics, such as governance risk and compliance and corporate performance management, will be harmonized and adapted under the Business Objects’ BI offering. SAP AG will continue to focus on providing EAS software. In order to facilitate the integration of SAP AG and Business Objects, the management teams of SAP AG and Business Objects will be organized as described below.

Business Objects’ customers will continue to benefit from open, broad and integrated business intelligence solutions — independent of databases and applications — while also gaining the advantage of this harmonization of applications for business analytics.

SAP AG intends to offer the BI solutions offered by Business Objects through its existing sales organization as well as Business Objects’ sales channel. SAP AG does not intend to undertake any significant restructuring of Business Objects’ distribution network as a result of the transaction, except for geographical rationalization.

Business Objects will significantly enhance its business intelligence portfolio scope with diversification resulting from the support of SAP AG people, know-how and partner networks focused on SAP applications, enabling Business Objects to deliver a leading BI suite for SAP and non-SAP applications. SAP AG does not expect any significant restructuring of the research and development organizations in connection with the transaction, though SAP AG would consider combining certain of its research development centers with those of Business Objects.

Most of the expertise and solutions from Business Objects would be complementary to offerings SAP AG already provides for business users — including, for example, category leadership in governance, risk and compliance; business intelligence in the SAP AG platform Net Weaver; and corporate performance management capabilities.

In particular, and subject to further review and analysis, SAP AG and Business Objects may create a joint value proposition by providing an end-to-end business user offering with a single lifecycle management. Thus, the Business Objects’ customers will benefit through the added value of SAP AG, which will offer enriched business processes and vertical domain expertise, as well as from the availability of SAP AG’s leading application portfolio. In addition, Business Objects’ customers will receive a broader portfolio of solutions, including SAP business process management and master data management capabilities.

Squeeze-out (retrait obligatoire) — Delisting — Reorganization.  We intend to request authorization from the AMF, within three months following the closing of the French Offer, to implement a squeeze-out of the remaining Shares as described in the Introduction to this U.S. Offer to Purchase.

We are contemplating an internal legal reorganization of our organization by the end of 2008 or early 2009, in the event the Offers are successful. The reorganization would be achieved by our dropping down our entire business (i.e. SAP France) into a newly established subsidiary, which would be named SAP France S.A. The former “SAP France” entity would be renamed “SAP France Holding S.A.” and would hold, as two separate entities, the shares of the new SAP France S.A. and Business Objects. The new SAP France S.A. and Business Objects would be two separate operational companies owned by the same parent company (the former SAP France entity). This holding structure, which should not have a significant impact on Business Objects’ activities, is not subject to us obtaining a certain percentage of the share capital and voting rights in Business Objects (assuming the completion of the Offers), the implementation of a squeeze-out of the remaining Shares or Business Objects remaining listed on a regulated market.

Effects of the Offers.

Participation in Future Growth.  Holders of Securities tendering Securities in the Offers will not have the opportunity to participate in the future earnings, profits and growth of Business Objects and will not have the right to vote on corporate matters relating to Business Objects. If the Offers and any squeeze-out transaction are completed, we will own a 100% interest in the net book value, net earnings, cash on hand and other assets, as well as liabilities, of Business Objects and will benefit from any future increase in the value of Business Objects. Similarly, we will bear the risk of any decrease in the value of Business Objects, and holders of Securities will not face the risk of a decline in the value of Business Objects. We expect, in a preliminary analysis, that the estimated synergies resulting from the combination, which could be generated in the twelve-month period following ownership of 100% of the Securities by us, to amount to between €300 million to €320 million, half of which would come from the acceleration of revenue of the combined organization, and half of which would come from cost synergies.

Market for Securities.  The purchase of Securities by us pursuant to the Offers will reduce the number of Securities that might otherwise trade publicly and may reduce the number of holders of Securities, which could adversely affect the liquidity and market value of the remaining Securities held by the public.

Stock Quotation.  Following the closing of the Offers, depending upon the aggregate market value and the number of Securities not purchased pursuant to the Offers or any subsequent open market or privately negotiated purchases, as well as the number of public Security holders, the ADSs may no longer meet the quantitative requirements for continued listing on the NASDAQ Global Select Market and may become eligible for deregistration under the Exchange Act. We intend to withdraw the ADSs from trading on the NASDAQ Global Select Market regardless of whether or not the Shares are delisted from Euronext. If this occurs, the ADSs would no longer be quoted on the NASDAQ Global Select Market, and we would seek to terminate the registration of the Shares and ADSs under the Exchange Act. Euronext would only accept our request to delist the Shares if the trading of the Shares is limited following the Offers, so that the delisting would be in the interest of the market, subject to Euronext market rules.

Exchange Act Registration.  The Shares and ADSs are currently registered under the Exchange Act. If the Offers are completed, Business Objects will qualify as a “foreign private issuer” (as defined in Rule 3b-4 under the Exchange Act). After that time, Business Objects’ registration with the SEC may be terminated by Business Objects upon application to the SEC if the U.S. average daily trading volume of Shares (including Shares represented by ADSs) has been no more than 5% of the average daily trading volume of Shares on a worldwide basis for a recent twelve-month period, or if Shares and/or ADSs are held by fewer than 300 persons resident in the United States, determined based upon a look-through analysis. Alternatively, Business Objects may qualify for suspension of reporting duties if its securities are held by fewer than 300 persons worldwide, determined without a look-through analysis. Termination of registration of the Shares and ADSs under the Exchange Act or suspension of Exchange Act reporting duties would reduce the information required to be furnished by Business Objects to its Security holders and to the SEC and would make certain provisions of the Exchange Act, such as the requirement to furnish an annual report to Security holders, no longer applicable with respect to the Securities. Furthermore, the ability of

“affiliates” of Business Objects and persons holding “restricted securities” of Business Objects to dispose of Shares or ADSs pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares and ADSs under the Exchange Act were terminated, the Shares and ADSs would no longer be eligible for reporting on the NASDAQ Global Select Market. Qualification as a foreign private issuer would make certain other provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with Security holders’ meetings pursuant to Section 14(a), no longer applicable with respect to the Securities. We intend to seek to cause Business Objects to apply for termination of registration of the Shares and ADSs as soon as possible after consummation of the Offers if the requirements for termination of registration are met.

Margin Regulations.  The ADSs and the underlying Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the ADSs and the underlying Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Securities might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the ADSs and the underlying Shares would be ineligible as collateral for margin loans made by brokers.

The Tender Offer Agreement.

On October 7, 2007, SAP AG and Business Objects entered into the Tender Offer Agreement, pursuant to which, among other things, SAP AG agreed to make the Offers. The following summary of the Tender Offer Agreement is qualified in its entirety by reference to the Tender Offer Agreement, a copy of which is filed as Exhibit (d)(1) to our Tender Offer Statement on Schedule TO filed with the SEC on the date hereof. The Tender Offer Agreement should be read in its entirety for a more complete description of the matters summarized below. See Section 1 of this U.S. Offer to Purchase for the terms of the Offers.

Termination of the Tender Offer Agreement.  The Tender Offer Agreement may only be terminated as follows:

(a) by mutual written consent of SAP AG and Business Objects;

(b) by either SAP AG or Business Objects if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Securities pursuant to the Offers and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either SAP AG or Business Objects, if the following conditions to filing or opening the Offers are not satisfied prior to the Expiration Date:

(i) the Business Objects Board (i) fails to recommend the Offers or withdraws or modifies the approval or recommendation of the Business Objects Board of the Tender Offer Agreement or the Offers in a manner adverse to SAP AG, (ii) approves or recommends to the Security holders of Business Objects a Takeover Proposal (as defined below) or announces its intention to enter into an Acquisition Agreement (as defined below) with respect to a Takeover Proposal or (iii) approves or recommends that Security holders of Business Objects tender their Securities into any offer that is a Takeover Proposal or is related thereto; or

(ii) the Tender Offer Agreement has terminated in accordance with its terms;

(d) by either SAP AG or Business Objects, if the Offers lapse due to the failure to satisfy any of the conditions to the Offers described in Section 13 of this U.S. Offer to Purchase;

(e) by either SAP AG or Business Objects, if the Independent Expert’s report indicates that the Offers are not fair to the Security holders from a financial point of view and the parties are unable to arrive at mutually acceptable commercially reasonable amendments to the terms of the Offers as to permit a favorable report from the Independent Expert;

(f) by Business Objects, prior to the acceptance for payment of Securities pursuant to the Offers, if the Business Objects Board causes Business Objects to accept a Superior Proposal (as defined below) and enter into an Acquisition Agreement with respect thereto in accordance with the second paragraph under “Takeover Proposals” below; provided, however, that Business Objects has complied with all of the applicable provisions of the Tender Offer Agreement; or

(g) by SAP AG (i) within five business days following the date of the publication by the AMF of the timetable for a competing offer or for an improved offer by a competing bidder; provided, however, that SAP AG shall not have such right if Business Objects reissues the Business Objects Board Recommendation (as defined below) and recommends that Security holders not tender into a competing offer or (ii) with the prior approval of the AMF, if Business Objects adopts measures that modify Business Objects’ substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law.

No Solicitation.  (a) The Tender Offer Agreement provides that Business Objects will not, nor may it authorize or permit any of its subsidiaries to, or authorize or permit any director, officer or employee of Business Objects or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of Business Objects or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate the submission of any Takeover Proposal (as defined below), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (iii) make or authorize any statement, recommendation or solicitation in respect of any Takeover Proposal (except as provided in paragraph (b) of this section). Business Objects shall, and shall cause each of its subsidiaries and each Representative of Business Objects or any of its subsidiaries to, (A) immediately cease and cause to be terminated all discussions or negotiations with any person conducted heretofore with respect to any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal and (B) request the prompt return or destruction of all confidential information previously furnished to any third party, in each case, to the extent applicable, in accordance with the terms of any confidentiality, non-disclosure or other similar agreement to which Business Objects or its subsidiaries is a party. Business Objects shall, and shall cause each of its subsidiaries and their Representatives to, enforce (and not release any person from any obligation under) any confidentiality, standstill or similar agreement to which Business Objects or any of its subsidiaries is a party. Notwithstanding the foregoing, at any time prior to the closing of the Offers, if Business Objects has received a Takeover Proposal that the Business Objects Board determines in good faith (after consultation with outside counsel and an independent financial advisor of internationally recognized reputation) is or is reasonably likely to lead to a Superior Proposal and that was not solicited by Business Objects or its Representatives and that did not otherwise result from a breach or a deemed breach of this paragraph, and the Business Objects Board determines in good faith (by a majority vote of its members after consultation with outside counsel) that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, subject to providing prior written notice of its decision to take such action to SAP AG and compliance with paragraph (c) of this section, Business Objects may: (1) furnish information with respect to Business Objects to the person making such Takeover Proposal and such person’s Representatives pursuant to a confidentiality agreement not less restrictive (including as to standstill provisions) of the other party than the confidentiality agreement entered into on September 8, 2007 by and between Business Objects and SAP AG (the “Confidentiality Agreement”) (as described further below), provided that all such information not previously provided to SAP AG is provided or made available on a substantially concurrent basis to SAP AG and (2) participate in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any director, officer, employee or Representative of Business Objects or any of its subsidiaries, whether or not such person is purporting to act on behalf of Business Objects or any of its subsidiaries or otherwise, shall be deemed to be a breach of this paragraph by Business Objects.

(b) Neither Business Objects nor the Business Objects Board may (i) (A) in the event that the Business Objects Board makes a Business Objects Board Recommendation (as defined below), withdraw or modify, or propose to withdraw or modify the Business Objects Board Recommendation or (B) approve or recommend, or propose to approve or recommend, any Takeover Proposal (either (A) or (B) being an “Adverse Recommendation”) or

(ii) approve, cause or permit Business Objects or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal. Notwithstanding the foregoing, if the Business Objects Board has made a Business Objects Board Recommendation, at any time prior to closing of the Offers, if Business Objects has received a Takeover Proposal that the Business Objects Board determines in good faith (by a majority vote of its members after consultation with outside counsel) to be a Superior Proposal, and the Business Objects Board determines in good faith (by a majority vote of its members after consultation with outside counsel) that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable Law, the Business Objects Board may: (1) make an Adverse Recommendation and/or (2) terminate the Tender Offer Agreement pursuant to subparagraph (f) of the preceding section entitled “Termination of the Tender Offer Agreement”; provided, however, that unless such Superior Proposal is in the form of a formal offer filed and cleared in accordance with the General Regulations, such determination shall not be made until after the fifth business day following the receipt by SAP AG of written notice (a “Notice of Superior Proposal”) from Business Objects advising SAP AG that the Business Objects Board is prepared to make an Adverse Recommendation in response to a Superior Proposal or to terminate the Tender Offer Agreement in order to accept a Superior Proposal (it being understood and agreed that such notice, by itself, shall not be deemed to be an Adverse Recommendation), specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five-business-day period). In determining whether to make an Adverse Recommendation in response to a Superior Proposal or to terminate the Tender Offer Agreement in order to accept a Superior Proposal, the Business Objects Board may consider in good faith any changes to the terms of the Tender Offer Agreement proposed by SAP AG following receipt of such written notice.

(c) Business Objects may promptly, but in any event within 24 hours, advise SAP AG orally and in writing of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Takeover Proposal (including any change to any material terms of any such Takeover Proposal or inquiry) and the identity of the person making any such Takeover Proposal or inquiry. Business Objects may (i) keep SAP AG reasonably informed of the status of any such Takeover Proposal or inquiry including conferring on a daily basis in response to SAP AG inquiries and (ii) promptly advise SAP AG of any amendments to any material terms of any such Takeover Proposal or inquiry. Business Objects may not take any actions whether contractually or otherwise to limit its ability to comply with its obligations under this paragraph.

(d) Nothing contained in the Tender Offer Agreement prohibits Business Objects from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to Business Objects Security holders if, in the good faith judgment of the Business Objects Board, after consultation with outside counsel, the failure to make any such disclosure would constitute a violation of applicable law or be inconsistent with its fiduciary duties under applicable law or (iii) taking any action required by the General Regulations or the rules of the NASDAQ Global Select Market. Nothing in the Tender Offer Agreement (i) requires Business Objects to take any action it would not be permitted to take under such applicable law, in the event that a Takeover Proposal is made in the form of a public offer in compliance with the General Regulations or (ii) prevents the taking of any action required under the French Commercial Code, the General Regulations or Recommendation 2003-01 of the Commission des opérations de bourse, directing Business Objects to provide equal access to the information provided to SAP AG to a third party evidencing serious intent to make a bona fide offer to acquire Business Objects or its capital stock.

The Tender Offer Agreement defines “Takeover Proposal” to mean any inquiry, proposal or offer from any person relating to: (A) a merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving Business Objects pursuant to or as a result of which any person or group of persons would acquire more than 15% of the outstanding Shares, (B) the acquisition by any person in any manner of a number of Shares greater than 15% of the number of such Shares outstanding before such acquisition, including by means of tender offer, exchange offer or otherwise or (C) the acquisition by any person in any manner (including by licensing all or a significant portion of Business Objects’ intellectual property), directly or indirectly, of assets that constitute or generate (as applicable)

more than 15% of the net revenues, net income, EBITDA or assets of Business Objects and Business Objects’ subsidiaries taken as a whole, in each case other than the Offers.

“Superior Proposal” means any bona fide binding written offer made by a third party to purchase or otherwise acquire (by merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving Business Objects), at least 50.1% of Shares, calculated on a fully diluted basis, or for all or substantially all the assets of Business Objects and its subsidiaries taken as a whole, and filed with and cleared by the AMF (in the event of a tender offer) that the Business Objects Board determines in good faith (after consultation with its independent financial advisor and outside counsel and taking into account among other things (A) the financial aspects of such offer, (B) all the terms and conditions of such proposal, the Tender Offer Agreement and any proposal by SAP AG to amend the terms of the Tender Offer Agreement, (C) the extent to which financing for such proposal, if required, is then committed, (D) the extent to which, in the good faith judgment of the Business Objects Board, regulatory approvals are required in connection with such proposal, including antitrust approvals, that could not reasonably be expected to be obtained without undue cost or delay and (E) the extent to which, in the good faith judgment of the Business Objects Board, the Takeover Proposal is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal) to be of greater interest to Business Objects and its shareholders and employees.

“Business Objects Board Recommendation” means the Business Objects Board’s confirmation that the Offers are in the interest of Business Objects and its Security holders and recommendation that the Security holders tender their Securities pursuant to the Offers.

Fees and Expenses; Termination Fee.  Except as provided below, all fees and expenses incurred in connection with the Offers and the other transactions contemplated by the Tender Offer Agreement will be paid by the party incurring such fees or expenses, whether or not the Offers are consummated.

Business Objects will, not later than the second business day following the earliest event described below, pay to SAP AG by wire transfer of same day funds a fee of €86,000,000 (the “Termination Fee”) if: (a) SAP AG terminates the Tender Offer Agreement pursuant to the provisions described above in clause (g)(ii) under “Termination of the Tender Offer Agreement” or (b) a Business Objects Takeover Proposal has been made to Business Objects or its shareholders or any person has publicly announced an intention to make, or an interest in making, a Business Objects Takeover Proposal (whether or not conditional or withdrawn), and thereafter the Tender Offer Agreement is terminated pursuant to the provisions described above in clause (c), (e), (f) or (g)(i) under “Termination of the Tender Offer Agreement,” and within 18 months of such termination Business Objects or any of its subsidiaries either enters into an Acquisition Agreement or consummates a Business Objects Takeover Proposal.

Business Objects will, not later than the second business day following delivery by SAP AG of a written request therefor, reimburse SAP AG by wire transfer of same day funds for all SAP AG’s reasonable fees and expenses incurred in connection with the Tender Offer Agreement and the Offers, including planning and preparing for the Offers (including up to €5,000,000 in commitment and upfront financing fees but not including any financial advisory fees), negotiating the Tender Offer Agreement and any other agreements with Business Objects, conducting due diligence, preparing and filing documents with any governmental entity relating to the Tender Offer Agreement or the Offers or otherwise, if the Tender Offer Agreement is terminated pursuant to the provisions described above in clause (c)(i), (d) (as a result of a failure to obtain the Minimum Tender Condition), (e) or (g) under “Termination of the Tender Offer Agreement.”

Conduct of Business by Business Objects.  The Tender Offer Agreement provides that, from the date of the Tender Offer Agreement until the later to occur of (i) the restructuring of the Business Objects Board as described below under “Board of Directors” or (ii) the termination of the Tender Offer Agreement, Business Objects will operate its business in the ordinary course consistent with past practice and use reasonable efforts to preserve the business organization, relationships with employees and the goodwill of customers, suppliers and partners.

Board of Directors.  The Tender Offer Agreement provides that promptly upon the acceptance for payment of, and payment by SAP AG for, the Securities pursuant to the Offers, Business Objects will restructure the Business Objects Board so that it will have either (i) nine members, all of whom shall be designated by SAP AG (of which at least three will be independent within the meaning of and as required by applicable laws, stock exchange rules or the 2002 Bouton Report on Corporate Governance) or (ii) if SAP AG elects, six members, all of whom will be designated by SAP AG (of which at least two will be independent within the meaning of and as required by applicable laws, stock exchange rules or the 2002 Bouton Report on Corporate Governance). Subject to applicable law, Business Objects will take all action requested by SAP AG necessary to effect any such election or appointment, including convening a shareholders meeting as may be necessary in accordance with French law as promptly as practicable and mailing to its shareholders an information statement prepared in accordance with U.S. securities laws and containing the determination of the Business Objects Board that the Offers are in the interest of Business Objects and its shareholders and recommending that all holders of Securities tender such Securities pursuant to the Offers.

Stock Options.  The Tender Offer Agreement provides that following the closing of the Offers, to the extent the closing of the Offers constitutes a “Change of Control” as such term is defined or otherwise used under Business Objects’ various stock option or other equity incentive plans (other than the 2004 International Employee Stock Purchase Plan, as amended, and the French Employee Savings Plan), the relevant plan administrator will take such actions to the extent permitted under, and in accordance with, the relevant plan necessary to effect a substitution of all options, restricted stock units or other awards granted thereunder with another award that satisfies the requirements of such plan excluding, to the extent if any permissible under the relevant plans, residents of France. In the event of a squeeze-out, such substitution will be substantially equivalent to the product of (i) the average of the closing stock market prices of SAP AG ordinary shares for the 20 trading days prior to the date of exercise of the rights, multiplied by (ii) the consideration proposed in the Offers for each Share divided by the weighted average for the 20 trading days prior to and including the date of closing of the Offers of the SAP AG share price. Such substitute right will no longer consist of the right to purchase Shares or ADSs at the time of the squeeze-out. SAP AG will make such securities filings as are legally required, including with the SEC, covering such awards. With respect to the ESPP and the French Employee Savings Plan (the “PEE”), Business Objects (i) will not permit any new offering period under either such plan to be initiated after the date of the Tender Offer Agreement, (ii) will take such actions as permitted under such plans to cause any open offering periods to terminate prior to the closing of the Offers (effective upon the closing of the Offers) and (iii) will cause such plans to terminate effective upon the closing of the Offers. In the event that SAP AG meets the threshold that would permit it to commence a squeeze-out procedure (retrait obligatoire) pursuant to Article 237-14 et seq. of the General Regulations, (i) SAP AG will commence such procedure and (ii) SAP AG and Business Objects will propose to beneficiaries of Business Objects’ employee equity incentive plans who have been resident in France at any time since the date of the granting of the relevant stock options, restricted share units (French and U.S.), warrants (BSA) and shares held directly through the PEE (collectively, the “Covered Instruments”) (considered on an instrument by instrument basis) (“French Residents”) other than French Residents benefiting from the substitution procedures in the first sentence of this paragraph to become parties to a liquidity agreement pursuant to which such beneficiaries will be entitled to sell the Shares resulting from the exercise of the relevant instrument in accordance with its terms to SAP AG for cash consideration, such liquidity agreement to include terms and conditions customary in such agreements. The Business Objects Board has agreed not to take any action to accelerate the vesting of any outstanding Covered Instruments, except in connection with Change of Control Severance Agreements entered into between Business Objects and various employees. Notwithstanding this provision, a modification to the terms of the Warrants was approved by action of the Business Objects Board on November 8, 2007, and the terms of the Warrants were modified in accordance with an amendment to the Tender Offer Agreement dated as of December 3, 2007.

If the Offers are completed, we will acquire more than 50% of Business Objects’ voting rights on a fully diluted basis and, therefore, a “change in control” will be triggered under the terms of certain plans governing the Equity Awards. “Equity Awards” consist of (i) the 1994 Stock Option Plan, the 1999 Stock Option Plan and the 2001 Stock Incentive Plan and the options under the 1999 Crystal Decisions Stock Option Plan, the 2002 Infommersion Stock Incentive Plan and the SRC 2003 Stock Incentive Plan converted into options to receive ADSs currently held by Business Objects Option LLC (collectively, the “Company Stock Options”), (ii) the 2006 Business Objects French free share awards (the “Company Free Share Awards”), and (iii) Business Objects Restricted Stock Units granted under the 2001 Subsidiary Stock Incentive Sub-Plan (the “RSUs”), each as further described on pages 88 to 94 of the Business Objects Annual Report on Form 10-K filed with the SEC on March 1, 2007.

The beneficiaries will then be granted and benefit from the rights described below:

(a) preservation of all their rights under the above-mentioned plans governing the Equity Awards; Equity Awards that are currently unvested (and these not vested during the offer periods) will continue to vest in accordance with the terms of the different plans;

(b) subject to provisions specific to the French holders as described in paragraph (c) below, if at any time following the closing of the Offers a squeeze-out procedure (retrait obligatoire) is implemented, each Stock Option holder will benefit from a cash settlement mechanism pursuant to which, from and after the squeeze-out, the Company Stock Options will give right to receive upon their exercise, in lieu of Shares/ADSs, a cash-settled payment of equivalent value to the amount payable under the liquidity mechanism described below in paragraph (c). A similar cash-settlement mechanism will apply to the RSUs outstanding on the date of the squeeze-out;

(c) we and Business Objects will propose to the holders of Equity Awards or Shares held directly within the Covered Instruments who have been residents of France for tax and/or social security purposes at any time since the date of granting of the relevant Covered Instruments (the “French holders”) a liquidity mechanism as described below (the “Liquidity Mechanism”), in order to preserve the favorable tax and social security treatment attaching to the Covered Instruments or Shares underlying such Covered Instruments.

Such Liquidity Mechanism, which shall include customary terms and conditions, shall, for Company Stock Options (other than those which have been or will be exercised using blocked assets in a company savings scheme in accordance with article L. 443-6 of the French Labor Code), consist of:

(a) A Put Option pursuant to which we will undertake to acquire the shares resulting from the exercise of any Company Stock Option, at the holder’s request, at any time during the period starting on the first business day following the expiry of the Applicable Restricted Period and ending 2 years and 3 months after the later of (i) the effective exercise of the Company Stock Option by the holder and (ii) the end of the Applicable Restricted Period, if any (the “Applicable Liquidity Period”); the “Applicable Restricted Period” meaning the period during which the holder may not dispose of the shares underlying the Company Stock Option without triggering unfavorable tax or social security charge consequences for any company in our or Business Objects’ groups;

and:

(b) A Call Option pursuant to which the French holder will undertake to sell to us, at our request, during a period of 30 business days starting on the first business day following the expiry of the Applicable Liquidity Period, the Shares issued upon the exercise of any Company Stock Option.

For each of the Put Option and the Call Option, the acquisition price of each Share shall be equal (subject to adjustments) to (a) the Average Parent Share Price (defined as the average of the closing stock market prices of SAP AG ordinary shares on the Frankfurt regulated stock market for the 20 trading days prior to the date of exercise of the relevant Put Option or Call Option), multiplied by (b) the Ratio, which is defined as:

•	in case of a squeeze-out implemented immediately after the closing of the Offers pursuant to art. 237-14 of the AMF General Regulation, the consideration proposed in the Offers for each Share, i.e. €42.00, divided by the weighted average SAP AG share price on the Frankfurt regulated stock market of the 20 trading days prior to and including the date of the closing of the subsequent offer;

•	in case of a squeeze-out implemented at a later stage, the consideration proposed in such squeeze-out for each Share divided by the weighted average SAP AG share price on the Frankfurt regulated stock market of the 20 French Trading Days prior to and including the effective date of the squeeze-out.

Holders of Company Stock Options, Company Free Share Awards and RSUs and participants in the PEE will receive additional information regarding the liquidity mechanism and should consider such information concurrently before deciding whether to participate in the Offers.

Treasury Shares.  The Tender Offer Agreement provides that Business Objects will not and will cause its subsidiaries not to tender any Shares held by it in the Offers; provided, however, that Shares held by Business

Objects Option LLC and Business Objects Employee Benefit Sub-Plan Trust may be tendered at the request of the optionee or restricted stock unit holder.

Insurance.  The Tender Offer Agreement provides that, for six years after the closing of the Offers, SAP AG will cause to be maintained in effect Business Objects’ current directors’ and officers’ liability insurance covering each person currently covered by Business Objects’ directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the closing of the Offers on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of the Tender Offer Agreement; provided that SAP AG may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under the Tender Offer Agreement. However, in no event will SAP AG be required to pay aggregate annual premiums for insurance under the Tender Offer Agreement in excess of $2.6 million, which Business Objects has indicated is equal to 200% of the annual premiums paid by Business Objects for such insurance as of the date of the Tender Offer Agreement.

SAP AG’s responsibility to provide the insurance coverage described in the immediately preceding paragraph will have been satisfied if either Business Objects or SAP AG obtains, at or prior to the closing of the Offers, prepaid (or “tail”) D&O Insurance covering each current officer and director, including, without limitation, in connection with the approval of the Tender Offer Agreement and the transactions contemplated thereby, on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the Tender Offer Agreement; provided, however, that, without the prior written consent of SAP AG, Business Objects may not expend in excess of $3.9 million in total paid by Business Objects for coverage for the six year period covered by the tail policy. If tail D&O Insurance has been obtained prior to the closing of the Offers, SAP AG will cause Business Objects or any successor in interest to maintain such tail D&O Insurance in full force and effect and continue to honor the obligations thereunder.

Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in the Tender Offer Agreement (including the provisions described above under “Takeover Proposals”), each of the parties has agreed to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Offers, including: (i) causing any conditions precedent to the Offers to be satisfied, (ii) the obtaining of all necessary actions or nonactions including a no-action letter from the SEC, waivers, consents, approvals, orders and authorizations from governmental entities, including the European Commission, the U.S. Department of Justice or the U.S. Federal Trade Commission (as the case may be) and any other local antitrust authority (“Competition Authorities”) and the making of all necessary registrations, declarations and filings (including filings with governmental entities, including Competition Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, including Competition Authorities, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Tender Offer Agreement or the consummation of the Offers, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity, including Competition Authorities, vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Offers and to fully carry out the purposes of the Tender Offer Agreement. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by SAP AG or Business Objects to effect the Offers, Business Objects will not, without SAP AG’s prior written consent, commit to any divestiture transaction, and none of SAP AG, Business Objects, nor any of their respective affiliates will be required to waive any rights or divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Business Objects or any of its businesses, product lines or assets or any of the businesses, product lines or assets of SAP AG or any of its affiliates or that otherwise would have a material and adverse effect on SAP AG or upon the business of Business Objects or SAP AG in any jurisdiction. Without limiting the foregoing, the Business Objects Board has agreed not to take any action likely to frustrate the Offers, including any issuance of dilutive warrants.

Amendment No. 1 to the Tender Offer Agreement.

On December 3, 2007, we, SAP AG and Business Objects entered into an amendment to the Tender Offer Agreement, which, among other things, provides for the U.S. dollar value of the consideration to be paid for Business Objects ADSs in the U.S. Offer to be determined using the euro foreign exchange reference rate published by the European Central Bank on or about 2:15 p.m. CET on the business day following the expiration of the U.S. Offer or the business day following each tender of Business Objects ADSs during the subsequent offer period of the U.S. Offer, as the case may be. The Amendment also allows Business Objects to amend the Warrants to permit them to be tendered into the Offers. The foregoing summary of Amendment No. 1 to the Tender Offer Agreement is qualified in its entirety by reference to Amendment No. 1 to the Tender Offer Agreement, a copy of which is filed as Exhibit (d)(3) to our Tender Offer Statement on Schedule TO filed with the SEC on the date hereof. Amendment No. 1 to the Tender Offer Agreement should be read in its entirety for a more complete description of the matters summarized above.

Confidentiality Agreement.

On September 8, 2007, SAP AG and Business Objects entered into a Confidentiality Agreement, pursuant to which, among other things, SAP AG and Business Objects agreed to make available to one another certain non-public information concerning their respective business, financial condition, operations, assets and liabilities for the limited purpose of evaluating a possible business transaction between the parties. The Confidentiality Agreement sets out the parties’ obligations to keep the evaluation materials confidential and sets out the limited circumstances under which the confidential information of the other party may be disclosed. Pursuant to the terms of the Confidentiality Agreement, each party acknowledges that neither party nor any of its representatives makes any representation or warranty as to the accuracy or completeness of the evaluation materials made available by it or to it, and each party further agrees that neither party nor its representatives shall have any liability to the other party or to any of its representatives relating to or resulting from the use of or reliance upon such other party’s evaluation materials. The Confidentiality Agreement contains a non-solicitation provision and also sets out certain standstill provisions which restrict each party’s right to acquire any voting securities of the other, without prior written approval, for a one-year period, except in limited circumstances such as where one of the parties becomes subject to a formal takeover bid or a proposal to merge or amalgamate. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(4) to our Tender Offer Statement on Schedule TO filed with the SEC on the date hereof. The Confidentiality Agreement should be read in its entirety for a more complete description of the matters summarized above.

Information Agent Agreement.

On December 3, 2007, we, Business Objects and Georgeson Inc. entered into the Information Agent Agreement described in Section 15 of this U.S. Offer to Purchase, pursuant to which we have agreed to indemnify Business Objects for any unpaid fees in connection therewith.

12.	Dividends and Distributions

Business Objects has never declared or paid any cash dividend and does not anticipate distributing any cash dividend in the near term. We reserve the right to review Business Objects’ dividend distribution policy after completion of the Offers in accordance with applicable law and Business Objects’ memorandum and articles of association, and based on Business Objects’ capacity to make a distribution and its financing needs.

13. Conditions to the Offers; Withdrawal of the Offers

Conditions to the Offers.  Notwithstanding any other term of the U.S. Offer or the Tender Offer Agreement, as amended, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Securities promptly after the termination or withdrawal of the Offer), to pay for any Securities tendered pursuant to the U.S. Offer and may terminate or amend the U.S. Offer, as described above, unless Securities (including Shares represented by ADSs) representing at least 50.01% of the total voting rights in Business Objects, calculated on a fully diluted basis, are validly tendered and not withdrawn in the Offers, on a combined basis.

For purposes of determining whether the Minimum Tender Condition has been satisfied, the following will be taken into consideration:

•	for the numerator, the sum of all the Shares validly tendered in the Offers by the Offers’ respective expiration dates and the underlying Shares resulting from the conversion of the ORNANEs (on the basis of a settlement amount of €50.65 per ORNANE and a price of €42.00 per Share) and the exercise of the Warrants (including, in each case, Shares represented by ADSs) validly tendered in the Offers by the respective Offers’ expiration dates, and treasury shares held by Business Objects or by its subsidiaries that are not held for remittance in connection with the exercise of stock options or other employee incentive plans;

•	for the denominator, all the Shares, on a fully-diluted basis as at the expiration date of the U.S. Offer, including Shares represented by ADSs and Shares that may be issued as a result of the conversion of all the ORNANEs (i.e., 2,160,056 shares on the basis of a settlement amount of €50.65 per ORNANE and a price of €42.00 per Share) and exercise of all the Warrants, stock options or other employee incentive plans (to our knowledge, a maximum of 111,289,274 Shares as at September 30, 2007).

We may waive or, upon the AMF’s prior acceptance, reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days prior to the expiration date of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the AMF to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those securities into the Offers will be required to re-tender their Securities. Unless we waive the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied, the Offers, including the U.S. Offer, will not be completed.

For purposes of determining whether the Minimum Tender Condition is met, the Receiving Agent will calculate the number of Securities tendered in the U.S. Offer and Euronext will calculate the number of Securities tendered in the French Offer. The U.S. Offer will expire at 9:00 a.m. New York City time on the Expiration Date. Whether the Minimum Tender Condition has been satisfied will only be known once the definitive results of the Offers are published by the AMF which is expected to occur shortly after the closing of the U.S. Offer.

If the Minimum Tender Condition (unless we have waived the Minimum Tender Condition) is not satisfied as of the Expiration Date, the Offers will not be completed successfully. If the Offers are not completed successfully, the Securities that have been tendered in the Offers will be returned to the tendering holders without interest or any other payment being due.

Because the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired and the clearance of the transactions by the European Commission under Article 6(1)(b) of the EC Merger Regulation has occurred, the Antitrust Condition contained in the Tender Offer Agreement has been satisfied.

The Minimum Tender Condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us or any of our affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Withdrawal of Offers.  Pursuant to Article 232-11 of the AMF General Regulations, we may withdraw the Offers: (a) within five French Trading Days following the date of the publication by the AMF of the timetable for a competing offer or for an improved offer by a competing bidder; provided, however, that we will not have such right if Business Objects reissues the Business Objects Board Recommendation (as defined in Section 11 of this U.S. Offer to Purchase) and recommends that shareholders not tender into the competing offer or (b) with the prior approval of the AMF, if Business Objects adopts measures that modify Business Objects’ substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either of these two cases, if we withdraw the Offers, the Securities tendered to the Offers will be returned to their holders, without any indemnity, interest or any other payment being due.

14.	Legal Matters

General.  Except as otherwise set forth in this U.S. Offer to Purchase, based on our review of publicly available filings by Business Objects with the SEC and other information regarding Business Objects, we are not aware of any licenses or other regulatory permits that appear to be material to the business of Business Objects and that might be adversely affected by the acquisition of Securities by us pursuant to the U.S. Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Securities by us pursuant to the U.S. Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Securities. Should any such approval or other action be required, we currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions or that adverse consequences might not result to Business Objects’ or our business or that certain parts of Business Objects’ or our business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken.

Other Laws.  Business Objects and we and certain of their and our respective subsidiaries conduct business in several countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offers. We are not currently aware of any filing that is required.

15.	Fees and Expenses

Deutsche Bank Securities Inc. is acting as Dealer Manager in connection with the U.S. Offer and its affiliate Deutsche Bank AG is acting as financial advisor to SAP AG and us in connection with the Offers, for which services the Dealer Manager and Deutsche Bank AG will receive customary compensation. SAP AG and we have agreed to reimburse the Dealer Manager for expenses, including certain fees and expenses of legal counsel and any other advisors retained by the Dealer Manager, incurred in connection with its engagement, and to indemnify the Dealer Manager against liabilities, including certain liabilities under the Federal securities laws, arising out of its engagement. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade the securities of SAP AG and Business Objects for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Georgeson Shareholder Communications France S.A.S., acting through its affiliate Georgeson Inc., has been retained by us and Business Objects as the Information Agent in connection with the U.S. Offer. We have agreed to pay the Information Agent reasonable and customary compensation for its services in connection with the U.S. Offer. The Information Agent will also be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith. The Information Agent may contact holders of Securities by mail, telephone, telex, e-mail and personal interview and may request brokers, dealers and other nominee Security holders to forward material relating to the U.S. Offer to beneficial owners.

In addition, The Bank of New York has been retained by us as the Receiving Agent. The Receiving Agent has not been retained to make solicitations or recommendations in its role as Receiving Agent. The Receiving Agent will receive reasonable and customary compensation for its services in connection with the U.S. Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

The total amount of fees and expenses incurred by us in connection with the Offers including, in particular, the fees and other costs of the external financial, legal and accounting advisors and of any experts and other consultants, as well as communication costs, but excluding the amount of costs relating to the financing of the transaction and the price to be paid for the Securities, is estimated to be approximately in a range of €20 to €25 million (excluding tax).

We will not reimburse any costs that Business Objects may incur in connection with the U.S. Offer other than as set forth above.

16.	Miscellaneous

The distribution of this U.S. Offer to Purchase and any other documents related to the U.S. Offer and the making of the U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction or would require us to make a public offer in any jurisdiction other than in the United States or in France in connection with the separate French Offer, as discussed above. We have not and will not seek any regulatory approval other than regulatory approvals required in France and the United States with respect to the French and U.S. Offers, respectively. Persons who come into possession of this U.S. Offer to Purchase should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We do not assume any responsibility for any violation by any person of any restriction.

The U.S. Offer is not being made in the Republic of Italy. The Offer and the draft offer document have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, holders of Securities are hereby notified that, to the extent such holders are Italian residents and/or located in the Republic of Italy, the U.S. Offer is not available to them and they may not submit for tender of Securities under the U.S. Offer, and, as such, any acceptance received from, or on behalf of, such persons shall be ineffective and void, and neither the draft offer document nor any other offering material relating to the U.S. Offer, or the Securities, may be distributed or made available in the Republic of Italy.

We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 5 of this U.S. Offer to Purchase.

No person has been authorized to give any information or make any representation on our behalf not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal and Forms of Acceptance and, if given or made, such information or representation must not be relied upon as having been authorized.

SAP France S.A.

December 4, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF
SAP AG AND SAP FRANCE S.A.

The following persons are the executive officers and directors of SAP AG and SAP France as of the date of this U.S. Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws or a finding of any violation of U.S. Federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of SAP AG and SAP France.

SAP AG

Each person identified below is a German citizen, with the exception of Pekka Ala-Pietilä, who is a citizen of Finland, and Panagiotis Bissiritsas, who is a citizen of both Germany and Greece. Unless otherwise noted, each person identified below has his or her principal business address at SAP AG, Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany.

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Prof. Dr. h.c. mult. Hasso Plattner	Chairperson of Supervisory Board	Present occupation: Chairperson of the Supervisory Board, SAP AG (2003 - Present) Positions in past five years: Chief Executive Officer, SAP AG (1988 - May 2003)

Lars Lamadé	Deputy Chairperson of Supervisory Board
Present occupation: Project Manager, Service and Support, SAP AG (June 2006 - Present)

Positions in past five years: Risk Manager, Service and Support, SAP AG (February 2004 - June 2006); Human Resources Recruiting Consultant, SAP AG (June 2003 - February 2004); Restructuring Cost Center, SAP AG (July 2002 - June 2003)

Pekka Ala-Pietilä Address: Mikonkatu 17 B 00100 Helsinki Finland	Member of Supervisory Board
Present occupation: Co-founder and CEO, Blyk Ltd., London, UK (May 12, 2006 - Present)

Positions in past five years: Executive Advisor to the CEO of Nokia Corporation (October 2005 - January 2006); President, Nokia Corporation, Espoo, Finland (1999 - September 2005)

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Thomas Bamberger	Member of Supervisory Board
Present occupation: Head of Operations, Global Services & Support, SAP AG (2005 - Present); Chief Controlling Officer, Research and Breakthrough Innovation, SAP AG (2005 - Present); Chief Controlling Officer, Global Services & Support, SAP AG (2002 - Present)

Positions in past five years: see above

Panagiotis Bissiritsas	Member of Supervisory Board	Present occupation: Support Expert (2005 - Present) Positions in past five years: Technical Consultant (1999 - 2005)

Willi Burbach Address: Am Schimmersfeld 5 40880 Ratingen Germany	Member of Supervisory Board	Present occupation: Developer, SAP AG (July 1990 - Present) Positions in past five years: see above

Helga Classen	Member of Supervisory Board
Present occupation: Chairperson of the Works Council of SAP AG and SAP Hosting AG & Co. KG (July 2006 - Present)

Positions in past five years: Product Expert, SAP AG (August 2003 - June 2006); Development Architect, SAP AG (December 2000 - July 2003)

Prof. Dr. Wilhelm Haarmann Address: Neue Mainzer Str. 75 60311 Frankfurt Germany	Member of Supervisory Board
Present occupation: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, HAARMANN Partnerschaftsgesellschaft, Rechtsanwälte, Steuerberater, Wirtschaftsprüfer, Frankfurt am Main, Germany (January 2006 - Present)

Positions in past five years: Attorney-at-law, Certified Public Auditor, Certified Tax Advisor, Haarmann, Hemmelrath & Partner, Frankfurt am Main, Germany (1987 - January 2006)

Peter Koop	Member of Supervisory Board	Present occupation: Industry Solution Specialist, SAP Deutschland AG & Co. KG (2002 -Present) Positions in past five years: see above

Dr. Gerhard Maier	Member of Supervisory Board	Present occupation: Development Project Manager, SAP AG (June 2003 - Present) Positions in past five years: Project Manager, SAP AG (March 1984 - June 2003)

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Dr. h.c. Hartmut Mehdorn Address: Potsdamer Platz 2 10785 Berlin Germany	Member of Supervisory Board	Present occupation: Chairman of the Executive Board, Deutsche Bahn AG, Berlin, Germany (1999 - Present) Positions in past five years: see above

Prof. Dr.-Ing. Dr. h.c. Dr.-Ing. E.h. Joachim Milberg Address: Petuelring 130 80788 München	Member of Supervisory Board	Present occupation: Chairman of the Supervisory Board, BMW AG, Munich, Germany (2004 - Present) Positions in past five years: Chairman of the Executive Board, BMW AG, Munich, Germany (1999 - 2002)

Prof. Dr. Dr. h.c. mult. August-Wilhelm Scheer Address: Stuhlsatzenhausweg 3 66123 Saarbrücken Germany	Member of Supervisory Board
Present occupation: Professor at the University Saarbrücken (March 2005 - Present)

Positions in past five years: Director of the Institute for Information Systems at the German Research Center of Artificial Intelligence (DFKI), University of Saarbrücken, Germany (May 1975 - February 2005)

Dr. Erhard Schipporeit Address: KSB Intax Lüerstr. 10-12 30175 Hanover Germany	Member of Supervisory Board	Present occupation: Management Consultant (January 2007 - Present) Positions in past five years: Member of the Executive Board, E.ON AG, Düsseldorf, Germany (June 2000 - December 2006)

Stefan Schulz	Member of Supervisory Board	Present occupation: Development Project Manager, SAP AG (April 2004 - Present) Positions in past five years: Consultant, SAP Deutschland AG & Co. KG (1998 - April 2004)

Prof. Dr.-Ing. Dr.-Ing. E.h. Klaus Wucherer Address: Werner-v.-Siemens-Str. 50 91052 Erlangen Germany	Member of Supervisory Board	Present occupation: Member of the Managing Board, Siemens AG, Munich, Germany (1999 - Present) Positions in past five years: see above

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Prof. Dr. Henning Kagermann	Chief Executive Officer
Present occupation: Chief Executive Officer, SAP AG (May 2003 - Present)

Positions in past five years: Co-Chief Executive Officer of SAP AG (1998 - May 2003)

Prof. Dr. Kagermann is a member of the Supervisory Board of Deutsche Bank AG, the parent company of Deutsche Bank Securities Inc., which is acting as financial advisor to SAP AG and SAP France.

Prof. Kagermann is also a member of the Supervisory Board of Münchener Rückversicherungs-Gesellschaft AG and of Nokia, Finland

Léo Apotheker	Deputy Chief Executive Officer	Present occupation: Deputy Chief Executive Officer, SAP AG (March 2007 - Present); President, Global Customer Solutions and Operations (2002 - Present) Positions in past five years: see above

Dr. Werner Brandt	Chief Financial Officer	Present occupation: Chief Financial Officer, SAP AG (February 2001- Present) Positions in past five years: see above

Prof. Dr. Claus E. Heinrich	Member of Executive Board	Present occupation: Member of Executive Board, SAP AG (March 1996 - Present) Positions in past five years: see above

Gerhard Oswald	Member of Executive Board	Present occupation: Member of Executive Board, SAP AG (March 1996 - Present) Positions in past five years: see above

Dr. Peter Zencke	Member of Executive Board	Present occupation: Member of Executive Board, SAP AG (1993 - Present) Positions in past five years: see above

SAP FRANCE S.A.

Each person identified below is a German citizen, with the exception of Pascal Rialland, who is a citizen of France, and Erwin Gunst, who is a citizen of Belgium. Unless otherwise noted, each person has his or her principal business address at SAP France S.A., 23/25, rue Delarivière Lefoullon, La Défense 9, 92064 Paris, La Défense Cedex, France.

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Léo Apotheker Address: Dietmar-Hopp-Allee 16 69190 Walldorf Germany	Chairman of the Board of Directors	Present occupation: Deputy Chief Executive Officer, SAP AG (March 2007 - Present); President, Global Customer Solutions and Operations (2002 - Present) Positions in past five years: see above

Pascal Rialland	Managing Director
Present occupation: Managing Director (SAP France) for France and North Africa. (Nov 2005 - Present)

Positions in past five years: Managing Director SFR Entreprises (Vodafone affiliate) (Oct 2002 - Nov 2005)

Prof. Dr. Henning Kagermann Address: Dietmar-Hopp-Allee 16 69190 Walldorf Germany	Administrator
Present occupation: Chief Executive Officer, SAP AG (May 2003 - Present)

Positions in past five years: Co-Chief Executive Officer of SAP AG (1998 - May 2003)

Prof. Dr. Kagermann is a member of the Supervisory Board of Deutsche Bank AG, the parent company of Deutsche Bank Securities Inc., which is acting as financial advisor to SAP AG and SAP France.

Prof. Kagermann is also a member of the Supervisory Board of Münchener Rückversicherungs-Gesellschaft AG and of Nokia, Finland

Dr. Werner Brandt Address: Dietmar-Hopp-Allee 16 69190 Walldorf Germany	Administrator	Present occupation: Chief Financial Officer, SAP AG (February 2001- Present) Positions in past five years: see above

Erwin Gunst Address: Althardstr. 80 8105 Regensdorf Switzerland	Administrator	Present occupation: Regional President of EMEA and Corporate Officer (2004 -Present) Positions in past five years: Independent Consultant (2002 - 2004)

Present Principal Occupation or Employment and
Name	Office	Material Positions Held During the Past Five Years

Winfried Rapp Address: Clockhouse Place Bedfont Road Feltham, Middlesex TW14 8HD	Administrator
Present occupation: Chief Financial Officer SAP UK & Ireland (December 2006 - Present)

Positions in past five years: Head of Controlling SAP AG (January 2004 - November 2006); Controller/Head of Controlling Deutsche Telekom AG (December 2003 - April 2004)

Facsimile copies of the ADS Letter of Transmittal and Forms of Acceptance, properly completed and duly executed, will be accepted. The ADS Letter of Transmittal, Forms of Acceptance, certificates for securities and any other required documents should be sent or delivered by each Security holder of Business Objects or his or her broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent as follows:

The Receiving Agent for the U.S. Offer is:

THE BANK OF NEW YORK

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	By Hand or Overnight Delivery: The Bank of New York Tender & Exchange Department-11 West 101 Barclay Street Receive and Deliver Window-Street Level New York, NY 10286

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal, Forms of Acceptance and other tender offer materials may be obtained from the Information Agent, and will be furnished promptly at SAP France’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038-3650
North America Toll Free Number: (866) 574-4069
Outside North America Collect: (212) 440-9800
European Toll Free Number: 00800 6570
European Collect: +44 (0) 117 378 6015

The Dealer Manager for the U.S. Offer is:

Deutsche Bank Securities Inc.
Mailstop: 60W-42-093
60 Wall Street
New York, New York 10005
Call Toll Free: (877) 221-7676